UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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GNC HOLDINGS, INC.

(Name of Registrant as Specified In Its Charter)

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300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

April 11, 2014

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of GNC Holdings, Inc. (the “Company”) to be held on Thursday, May 22, 2014 at 8:00 A.M. Eastern Time at the Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219.

The agenda for the Annual Meeting includes:

•                   The election of nine Directors named in the attached proxy statement to our Board of Directors (the “Board”) (Proposal 1);

•                   The ratification of PricewaterhouseCoopers LLP as independent auditors for our 2014 fiscal year (Proposal 2); and

•                   An advisory vote to approve the compensation paid to our named executive officers described herein (commonly known as a “say-on-pay” proposal) (Proposal 3).

Our Board of Directors recommends that you vote FOR all of the above Proposals.

Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. We encourage you to read the proxy materials and vote your shares as soon as possible. You may vote your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card.

On behalf of the Company, I would like to express our appreciation for your ongoing interest in GNC.

Very truly yours,

Joseph M. Fortunato
Chairman of the Board, President
and Chief Executive Officer

GNC HOLDINGS, INC.

NOTICE OF

2014 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2014

DATE AND TIME	8:00 a.m. on Thursday, May 22, 2014

PLACE	Omni William Penn Hotel
530 William Penn Place
Pittsburgh, Pennsylvania 15219

ITEMS OF BUSINESS

(1)  To elect nine directors named in these proxy materials to hold office until our 2015 Annual Meeting and until their successors are duly elected and qualified or until their earlier resignation or removal (Proposal 1).

(2) To ratify the appointment of PricewaterhouseCoopers LLP as independent auditors for our 2014 fiscal year (Proposal 2).

(3) To approve, by non-binding vote, the compensation paid to our named executive officers in 2013, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 3).

(4) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 27, 2014.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote online at www.proxyvote.com or via telephone by calling 1-800-690-6903, or to complete and return a proxy card (no postage is required).

REQUIRED VOTE

The affirmative vote of a majority of the votes cast by our stockholders in person or represented by proxy at the Annual Meeting is required to approve each of the Proposals described in these proxy materials.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 22, 2014:  As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and submit their respective proxy votes online. This proxy statement, our 2013 Annual Report to stockholders and the proxy card are available at www.proxyvote.com. You will need your notice of internet availability or proxy card to access these proxy materials.

April 11, 2014

Gerald J. Stubenhofer, Jr.
Senior Vice President, Chief Legal Officer
and Secretary

-i-

300 Sixth Avenue

Pittsburgh, Pennsylvania 15222

PROXY STATEMENT

2014 ANNUAL MEETING OF STOCKHOLDERS

May 22, 2014

The Board of Directors (the “Board”) of GNC Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us,” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at our 2014 annual meeting of stockholders (the “Annual Meeting”).

These proxy materials contain information regarding the Annual Meeting, to be held on Thursday, May 22, 2014, beginning at 8:00 a.m. Eastern Time at the Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and submit their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.proxyvote.com.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

It is anticipated that we will begin mailing this proxy statement, the proxy card, our 2013 Annual Report to Stockholders (the “Annual Report”) and the Notice, and that these proxy materials will first be made available online to our stockholders, on or about April 11, 2014. The information regarding stock ownership and other matters in this Proxy Statement is as of March 27, 2014 (the “Record Date”), unless otherwise indicated.

What may I vote on?

You may vote on the following proposals:

•                   the election of nine directors to serve until our 2015 annual meeting of stockholders (the “2015 Annual Meeting”) and their respective successors have been duly elected and qualified, or their earlier resignation or removal (Proposal 1);

•                   the ratification of the appointment of PricewaterhouseCoopers LLP (“PwC”) as independent auditors for our 2014 fiscal year (Proposal 2); and

•                   the approval, by non-binding vote, of the compensation paid to our named executive officers in 2013, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 3).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF OUR DIRECTORS (PROPOSAL 1), FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS THE INDEPENDENT AUDITORS (PROPOSAL 2) AND FOR THE APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS IN 2013 (“SAY-ON-PAY”) (PROPOSAL 3).

Who may vote?

Stockholders of record of our Class A common stock, par value $0.001 per share (“Common Stock”), at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting. Each share of Common Stock is entitled to one vote on each matter that is properly brought before the Annual Meeting.  As of the Record Date, there were 91,022,903 shares of Common Stock issued and outstanding.

How do I vote?

We encourage you to vote your shares via the Internet. How you vote will depend on how you hold your shares of Common Stock.

Stockholders of Record

If your Common Stock is registered directly in your name with our transfer agent, American Stock, Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares, and a full paper set of these proxy materials is being sent directly to you. As a stockholder of record, you have the right to vote by proxy.

You may vote by proxy in any of the following three ways:

Internet. Go to www.proxyvote.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

Phone. Call 1-800-690-6903 using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

Voting by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 p.m. Eastern Time on May 21, 2014.

Beneficial Owners

Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in street name, and the Notice is being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares.  If you hold your shares through a New York Stock Exchange (“NYSE”) member brokerage firm, that member brokerage firm has the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of PwC as independent auditors for our 2014 fiscal year), but not with respect to Proposal 1 (the election of directors) or Proposal 3 (the say-on-pay proposal), as more fully described under “What is a broker ‘non-vote’?” below.

Can I change my vote?

Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•                   voting again over the Internet or by telephone prior to 11:59 p.m., Eastern Time on May 21, 2014;

•                   timely sending a letter to us stating that your proxy is revoked;

•                   signing a new proxy and timely sending it to us; or

•                   attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed to approve the proposals?

At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for each of the proposals described in this proxy statement, including Proposal 1 (the election of directors), Proposal 2 (the ratification of PwC as independent auditors for our 2014 fiscal year) and Proposal 3 (the say-on-pay proposal).

A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of shares voted “AGAINST.”

What is an abstention?

An abstention is a properly signed proxy card that is marked “abstain.” Abstentions do not constitute votes “FOR” or votes “AGAINST” and, therefore, will have no effect on the outcome of any of the proposals.

What is a broker “non-vote?”

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received timely instructions from the beneficial owner. Under current applicable rules, Proposal 2 (the ratification of PwC as independent auditors for our 2014 fiscal year) is a “discretionary” item upon which NYSE member brokerage firms that hold shares as nominee may vote on behalf of the beneficial owners if such beneficial owners have not furnished voting instructions by the tenth day before the Annual Meeting.

However, NYSE member brokerage firms that hold shares as a nominee may not vote on behalf of the beneficial owners on Proposal 1 (the election of directors) and Proposal 3 (the say-on-pay proposal) unless you provide voting instructions.  Therefore, if a NYSE member brokerage firm holds your Common Stock as a nominee, please instruct your broker how to vote your Common Stock on each of these proposals. This will ensure that your shares are counted with respect to each of these proposals.  Broker “non-votes” do not constitute votes “FOR” or votes “AGAINST” and therefore will have no effect on the outcome of any of the proposals.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of February 21, 2014, the date by which any proposal for consideration at the Annual Meeting submitted by a stockholder must have been received by us to be presented at the Annual Meeting, and as of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates for no additional compensation. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of Common Stock held of record by such persons.

Whom should I call with other questions?

If you have additional questions about these proxy materials or the Annual Meeting, please contact: GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Gerald J. Stubenhofer, Jr., Telephone: (412) 288-4600.

ELECTION OF DIRECTORS
(PROPOSAL 1)

Board Structure and the Nominees

The Board is currently composed of nine directors.  At our 2013 Annual Meeting, our Board recommended, and our stockholders approved, an amendment to our amended and restated certificate of incorporation to reclassify our board of directors, such that our directors would no longer serve three-year terms and, instead, be elected annually.  Therefore, each director nominee listed below will stand for election at the upcoming Annual Meeting  for a one-year term expiring at our 2015 Annual meeting and upon the due election and qualification of his or her successor, or until his or her earlier resignation or removal.  Annually, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) recommends to the Board for its approval the slate of director nominees to be nominated for election.

In connection with the Annual Meeting, the Board, upon the recommendation of the Nominating Committee, has nominated each of Jeffrey P. Berger, Alan D. Feldman, Joseph M. Fortunato, Michael F. Hines, Amy B. Lane, Philip E. Mallott, Robert F. Moran, C. Scott O’Hara and Richard J. Wallace (collectively, the “Nominees”) for election for a one-year term expiring at our 2015 annual meeting of stockholders.

All of the nominees have indicated their willingness to serve if elected.  If, at the time of the meeting, any nominee is unable or unwilling to serve, shares represented by properly executed proxies will be voted at the discretion of the persons named therein for such other nominee as the Board may designate, or the Board may elect to decrease the size of the Board.

Set forth below is information concerning each of our directors, and the key experience, qualifications and skills he or she brings to the Board.

The Nominees

Jeffrey P. Berger, 64, became one of our directors in March 2011.  Mr. Berger currently is a private investor.  From 2008 until April 2013, Mr. Berger served as a consultant to H. J. Heinz Company, a leading producer and marketer of healthy and convenient foods (“Heinz”).  From 2007 to 2008, Mr. Berger was the Chairman of Global Foodservice of Heinz.  From 2005 to 2007, Mr. Berger was the Executive Vice President, President and Chief Executive Officer of Heinz Foodservice.  From 1994 to 2005, Mr. Berger was President and Chief Executive Officer of Heinz North America Foodservice.  Mr. Berger currently serves on the board of directors of Big Lots, Inc., a discount retailer (“Big Lots”), for which he chairs the nominating/corporate governance committee and serves as a member of the compensation committee.  Mr. Berger’s years of experience as an executive officer at Heinz, in addition to his public company board experience, led to the conclusion that he should serve as a director on the Board.

Alan D. Feldman, 63, became one of our directors in June 2013.  Mr. Feldman most recently served as Chairman, President and Chief Executive Officer of Midas, Inc. from May 2006 until its merger with TBC Corporation in May 2012 and as its President and CEO from January 2003 until May 2006.  From 1994 through 2002, Mr. Feldman held senior management posts at McDonald’s Corporation and, prior to that, with the Pizza Hut and Frito-Lay units of PepsiCo, Inc. Mr. Feldman also currently serves on the board of directors of Foot Locker, Inc. and of John Bean Technologies Corporation.  Mr. Feldman’s recognized leadership skills and years of broad-based experience in independent, franchised retail operations, brand management and customer relations led to the conclusion that he should serve as a director on the Board.

Joseph M. Fortunato, 61, became the Chairman of our Board in July 2012 and has served as one of our directors since March 2007. He has also served as our Chief Executive Officer or President and Chief Executive Officer since November 2005.  Mr. Fortunato previously served as Senior Executive Vice President and Chief Operating Officer from June 2005 until November 2005.  Beginning in November 2001 until June 2005, Mr. Fortunato served as Executive Vice President and Chief Operating Officer of General Nutrition Companies, Inc.  From October 2000 until November 2001, he served as its Executive Vice President of Retail Operations and Store Development.  Mr. Fortunato began his employment with General Nutrition Companies, Inc. in October 1990 and has held various positions, including Senior Vice President of Financial Operations from 1997 to 1998, and Director of Financial Operations from 1990 to 1997.  Mr. Fortunato currently serves on the boards of directors of Mattress Firm Holding Corp., a leading specialty retailer of mattresses and related products and accessories, for which he also serves as a member of the audit committee, and Sprouts Farmers Market, Inc. a specialty retailer of natural and organic foods, for which he also serves as a member of the audit committee and of the nominating and corporate governance committee.  Mr. Fortunato’s years of experience with us, his comprehensive knowledge of our business and perspective of our day-to-day operations led to the conclusion that he should serve as a director on the Board.

Michael F. Hines, 58, became one of our directors in November 2009 and was appointed as Lead Independent Director in July 2012.  Mr. Hines was the Executive Vice President and Chief Financial Officer of Dick’s Sporting Goods, Inc., a sporting goods retailer, from 1995 to March 2007.  From 1990 to 1995, he held management positions with Staples, Inc., most recently as Vice President, Finance.  Earlier, he spent 12 years in public accounting, the last eight years with the accounting firm Deloitte & Touche, LLP in Boston.  Mr. Hines serves on the board of directors of The TJX Companies, Inc., and is the chair of its audit committee and a member of its finance committee.  He also serves on the board of directors of Dunkin Brands Group, Inc., the parent company of Dunkin’ Donuts and Baskin-Robbins, and chairs both its audit committee and its nominating and corporate governance committee.  Mr. Hines’s experience as a financial executive and certified public accountant, coupled with his extensive knowledge of financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of large retailers, led to the conclusion that he should serve as a director on the Board.

Amy B. Lane, 61, became one of our directors in June 2011.  Ms. Lane was a Managing Director and Group Leader of the Global Retailing Investment Banking Group at Merrill Lynch & Co., Inc., an investment bank, from 1997 until her retirement in 2002.  Ms. Lane previously served as a Managing Director at Salomon Brothers, Inc., an investment bank, where she founded and led the retail industry investment banking unit.  Ms. Lane serves on the board of directors of The TJX Companies, Inc., a retailer of apparel and home fashions, and was also a director of Borders Group, Inc., a book and music retailer, from 1995 to 1999 and from 2001 to 2009.  Ms. Lane’s experience as the leader of two investment banking practices covering the global retailing industry has given her substantial experience with financial services, capital markets, finance and accounting, capital structure, acquisitions and divestitures in the retail industry as well as management, leadership and strategy, which led to the conclusion that she should serve as a director on the Board.

Philip E. Mallott, 56, became one of our directors in July 2012.  Mr. Mallott retired as Vice President, Finance and Chief Financial Officer of Intimate Brands, Inc., a former subsidiary of Limited Brands, Inc., and is currently a director of Big Lots, for which he serves as non-executive chair and as the chair of the audit committee. He most recently provided retail stock research as an independent consultant to Westminster Research Associates LLC and, prior to that, as an analyst for Coker & Palmer, Inc.  Mr. Mallott previously served as a director of Tween Brands, Inc. from 2000 to 2009. Mr. Mallott’s experience as a certified public accountant, his service on the boards of other public companies and charitable organizations, and his experience in leadership roles with other retailers led to the conclusion that he should serve as a director on the Board.

Robert F. Moran, 63, became one of our directors in June 2013.  Mr. Moran most recently served as Chairman and Chief Executive Officer of PetSmart, Inc., a leading specialty provider of pet products, services and solutions (“PetsMart”) from February 2009 to June 2013.  Prior to being appointed Chairman, Mr. Moran was PetSmart’s President and Chief Executive Officer from June 2009 to January 2012 and its President and Chief Operating Officer from December 2001 to June 2009.  Before joining PetSmart in 1999, Mr. Moran was president of Toys “R” Us Canada.  Mr. Moran served on the boards of directors of Collective Brands, Inc. from March 2005 to October 2012 and of Petsmart from September 2009 to June 2013.  He currently serves on the boards of directors of Hanesbrands, Inc. and the USA Track & Field Foundation and is a member of the Board of Trustees of Villanova University.  Mr. Moran’s more than 30 years of executive leadership experience, both domestically and internationally, and extensive retail experience and expertise led to the conclusion that he should serve as a director on the Board.

C. Scott O’Hara, 52, became one of our directors in February 2013.  Mr. O’Hara was an Executive Vice President of Heinz, serving as President and Chief Executive Officer of Heinz North America from July 2009 to August 2012.  He previously served as Heinz’s Executive Vice President and Chief Executive Officer of Heinz Europe and formerly as Executive Vice President -- Asia Pacific/Rest of World.  Prior to joining Heinz in 2006, Mr. O’Hara was an executive of the Gillette Company serving in various global operating and management roles for 14 years.  He currently serves on the board of directors of Ecolab Inc., a leader in water, hygiene and energy technologies and services, and is a member of its finance and safety, health and environment committees, having previously served on its audit committee.  Mr. O’Hara’s knowledge of the food industry and his international business experience led to the conclusion that he should serve as a director on the Board.

Richard J. Wallace, 63, became one of our directors in July 2010.  Mr. Wallace served as a Senior Vice President for Research and Development at GlaxoSmithKline, a global pharmaceutical company (“GSK”), from 2004 until his retirement in 2008.  Prior to that, he served in various executive capacities for GSK and its predecessor companies and their subsidiaries from 1992 to 2004.  Mr. Wallace is also a director of ImmunoGen, Inc. and served as a director of Clinical Data Inc. from September 2007 to April 2011.  Mr. Wallace’s years of experience at several large pharmaceutical and consumer products companies and his significant corporate governance experience through his service on the boards of directors of other companies led to the conclusion that he should serve as a director on the Board.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve this Proposal 1.

Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES AS DIRECTORS.

OTHER BOARD INFORMATION

Board Composition

The Board is currently composed of Jeffrey P. Berger, Alan D. Feldman, Joseph Fortunato, Michael F. Hines, Amy B. Lane, Philip E. Mallott, Robert F. Moran, C. Scott O’Hara and Richard J. Wallace.  Andrew Claerhout, David Kaplan and Johann Koss each served as a director of the Company for a portion of fiscal 2013.  Effective February 27, 2013, the size of the Board was increased from nine to ten, and Mr. O’Hara was elected as a director by the Board to fill the vacancy created by such increase. Mr. Koss determined not to stand for reelection at the 2013 annual meeting of stockholders, which was held on May 23, 2013. Effective June 25, 2013, the size of the Board was increased to eleven.  Messrs. Feldman and Moran were elected as directors by the Board to fill the resulting vacancies.  Messrs. Claerhout and Mr. Kaplan both resigned effective as of July 18, 2013, and the size of the Board was reduced to nine.

The Board has adopted Corporate Governance Guidelines, which are available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com and will be provided to any stockholder free of charge upon request.

Board Meetings in 2013

The Board held nine meetings during our fiscal year ended December 31, 2013.

Director Attendance

During our fiscal year ended December 31, 2013, all of our directors attended at least 75% of the total number of meetings of the Board and committees on which he or she served that were held during the period he or she served as a director or committee member, as applicable.  We encourage, but do not require, our directors to attend our annual meetings of stockholders.  All of our current directors who were serving on the Board at the time of our 2013 Annual Meeting attended the meeting.

Director Independence

Our Common Stock has been listed for trading on the NYSE under the symbol “GNC” since March 31, 2011. The Board, upon the findings of the Nominating Committee, has determined that each of Ms. Lane and Messrs. Berger, Feldman, Hines, Mallott, Moran, O’Hara and Wallace is “independent” within the meaning of Rule 303A.02 of the NYSE Listed Company Manual.

Leadership Structure

In July 2012, the Board adopted guidelines that provide the Board with the discretion and flexibility to decide if the roles of the Chief Executive Officer and Chairperson of the Board are to be separate or combined.  In the event that the Chairperson of the Board is not an independent director, the Nominating Committee may designate an independent director to serve as the Lead Independent Director to facilitate communications between members of the Board and the Chairperson and/or Chief Executive Officer, chair meetings of the non-management or independent directors in executive session and otherwise consult with the Chairperson and/or Chief Executive Officer on matters relating to corporate governance and Board performance.

Currently, our leadership structure does not separate the offices of Chief Executive Officer and Chairman of the Board, with Mr. Fortunato serving in both positions.  Mr. Hines has been designated as Lead Independent Director.  The Company believes that combining the Chairman and Chief Executive Officer roles fosters clear accountability, effective decision making and alignment on corporate strategy.

Risk Oversight

The Board plays an active role in overseeing management of our risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee is responsible for overseeing the management of financial risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation policies and arrangements. The Nominating Committee is responsible for managing risks relating to our director compensation policies and arrangements, the independence of the Board and other corporate governance matters. While each of the Committees is responsible for evaluating certain risks and overseeing the management of such risks, the Board as a whole is regularly informed of the conclusions of such evaluations through reports of the Committees.

Board Committees

Each of the following Committees, other than the Organizational Development Committee, is a standing committee of the Board. The Board has adopted a written charter for the Audit Committee, the Compensation Committee and the Nominating Committee, each of which is available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com and will be provided to any stockholder free of charge upon request.  Further, each member of the Audit Committee, Compensation Committee and Nominating Committee has been determined by the Board to be independent under the NYSE’s current listed company standards.

Audit Committee

The Audit Committee, which held 13 meetings during our fiscal year ended December 31, 2013, consists of Jeffrey P. Berger, Philip E. Mallott, C. Scott O’Hara and Michael F. Hines, who acts as its chair. The Board has determined that each of Messrs. Hines and Mallott qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K and has the attributes set forth in such section.

The principal duties and responsibilities of the Audit Committee are as follows:

•                   to monitor our financial reporting process and internal control system;

•                   to appoint and replace our independent registered public accounting firm from time to time, determine its compensation and other terms of engagement and oversee its work;

•                   to oversee the Company’s audit and financial statements and disclosure;

•                   to oversee the performance of our internal audit function; and

•                   to oversee our compliance with legal, ethical and regulatory matters.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

The Compensation Committee, which held eight meetings during our fiscal year ended December 31, 2013, consists of Amy B. Lane, Philip E. Mallott, Robert F. Moran and Richard J. Wallace, who acts as its chair.

The principal duties and responsibilities of the Compensation Committee are as follows:

•                   to oversee the development and implementation of our executive compensation policies and objectives;

•                   to determine the structure of our executive compensation packages generally;

•                   to determine the actual compensation paid to each of our senior executives and evaluate the performance of our Chief Executive Officer;

•                   to determine stock ownership guidelines for the Company’s directors and executives and monitor compliance with those guidelines;

•                   to review potential risk to the Company from its compensation policies and program, including incentive compensation plans; and

•                   to review and recommend to the Board for approval the frequency with which the Company will conduct stockholder advisory votes on executive compensation, taking into account the results of the most recent stockholder advisory vote.

Compensation Committee Interlocks and Insider Participation. For our fiscal year ended December 31, 2013, (i) no member of the Compensation Committee has (a) served as one of our officers or employees or (b) had any relationship requiring disclosure under Item 404 of Regulation S-K, and (ii) none of our executive officers served as a director or member of the compensation committee of another entity whose executive officers served on the Board or the Compensation Committee.

Nominating and Corporate Governance Committee

The Nominating Committee¸ held 18 meetings during our fiscal year ended December 31, 2013, consists of Alan D. Feldman, C. Scott O’Hara, Richard J. Wallace and Jeffrey P. Berger, who acts as its chair.

The principal duties and responsibilities of the Nominating Committee are as follows:

•                   to establish criteria for board and committee membership and recommend to the Board proposed nominees for election to the Board and for membership on committees of the Board;

•                   to make recommendations to the Board regarding board governance matters and practices; and

•                   to determine the structure and oversee the development and implementation of our director compensation policies and objectives.

Director Qualifications; Nominating Committee Process. The Nominating Committee’s policy is to identify potential director nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee.  Stockholders may nominate director candidates for consideration by the Nominating Committee as set forth below.

To be timely for consideration by the Nominating Committee, notice of a proposed nomination must be delivered to or mailed and received at the Company’s principal executive offices not earlier than 120 days nor fewer than 90 days in advance of the date on which the Company first mailed its proxy materials for the previous year’s annual meeting of its stockholders; provided, however, that if the date of the annual meeting has changed by more than 30 days from the prior year, the nomination must be received not earlier than the 120th day prior to the date of such annual meeting nor later than the later of (i) the 90th day prior to the date of such annual meeting or (ii) the 10th day following the day on which public announcement of such meeting date is first made.

In addition to information regarding the nominating stockholder as set forth in the Company’s amended and restated by-laws, such stockholder’s notice must set forth as to each individual whom the stockholder proposes to nominate for election or reelection as a director:

•                   the name, age, business address and residence address of such individual;

•                   the class, series and number of any shares of stock of the Company that are beneficially owned by such individual;

•                   the date such shares were acquired and the investment intent of such acquisition;

•                   whether such stockholder believes any such individual is, or is not, “independent” as set forth in the requirements established by NYSE or any other exchange or automated quotation service on which the Company’s securities are listed, and information regarding such individual that is sufficient, in the discretion of the Board or any committee thereof or any authorized officer of the Company, to make either such determination; and

•                   all other information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder.

Any such submission must be accompanied by the written consent of the individual whom the stockholder proposes to nominate to being named in the proxy statement as a nominee and to serving as a director if elected.

The Nominating Committee may, but is not required to, consider nominations not properly submitted in accordance with the Company’s Corporate Governance Guidelines, and the Committee may request further information and documentation from any proposed nominee or from any stockholder proposing a nominee.  All nominees properly submitted to the Company (or which the Nominating Committee otherwise elects to consider) will be evaluated and considered by members of the Nominating Committee using the same criteria as nominees identified by the Nominating Committee itself.

In evaluating the suitability of individual candidates (both new candidates and current Board members), in recommending candidates for election, and in approving (and, in the case of vacancies, appointing) such candidates, the Nominating Committee considers, in addition to such other factors as it shall deem relevant, the desirability of selecting directors who:

•                   are of high character and possess fundamental qualities of intelligence, honesty, good judgment, integrity, fairness and responsibility;

•                   have the ability to make independent analytical inquiries and possess a general understanding of marketing, finance, and other elements relevant to the success of a publicly traded company;

•                   are accomplished in their respective fields, with superior credentials and recognition;

•                   understand our business on a technical level and have relevant expertise and experience upon which to be able to offer advice and guidance to management;

•                   have sufficient time available to devote to the affairs of our Company;

•                   are able to work with the other members of the Board and contribute to our success;

•                   can represent the long-term interests of our stockholders as a whole; and

•                   are selected such that the Board represents a range of backgrounds and experience.

The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the Board for its approval the slate of director nominees to be nominated for election at our annual meeting of stockholders. The Nominating Committee considers potential nominees without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Nominating Committee has not adopted a formal policy with respect to diversity.

Organizational Development Committee

The Organizational Development Committee, which is an ad hoc committee of the Board established in October 2013 to consider leadership succession planning and other related issues, held three meetings during our fiscal year ended December 31, 2013 and consists of Joseph Fortunato, Michael F. Hines, Amy B. Lane, Robert F. Moran and Alan D. Feldman, who acts as its chair.

Code of Ethics

We have adopted a Code of Ethics applicable to our Chief Executive Officer and senior financial officers and a Code of Business Conduct and Ethics that is applicable to all employees.  Each document is available on the Corporate Governance page of the Investor Relations section of our website located at www.gnc.com and will be provided to any stockholder free of charge upon request.  Any amendments to or waivers from our Code of Ethics with respect to our Chief Executive Officer and senior financial officers will also be disclosed on our website.  Each year, employees receive training with respect to the expectations specified in the Code of Business Conduct and Ethics, and acknowledge that they understand their responsibilities and will comply with all aspects of the Code of Business Conduct and Ethics.

Communications from Stockholders and Other Interested Parties

The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties wishing to communicate with the Board, our non-management directors or any particular director may send such communications to the following address: GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Secretary. Stockholders should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

EXECUTIVE OFFICERS

Set forth below is information concerning our executive officers.

Name	Age	Position
Joseph M. Fortunato	61	Chairman of the Board, President and Chief Executive Officer
Michael M. Nuzzo	43	Executive Vice President and Chief Financial Officer
Thomas J. Dowd	50	Executive Vice President, Chief Merchandising Officer and General Manager
Carmine Fortino	55	Executive Vice President, Business Development
Darryl V. Green	53	President, Domestic and International Franchising
Guru Ramanathan	51	Senior Vice President and Chief Innovation Officer
Gerald J. Stubenhofer, Jr.	45	Senior Vice President, Chief Legal Officer and Secretary
Greg Szabo	53	Senior Vice President, Manufacturing

The biography for Mr. Fortunato is set forth above under “Election of Directors (Proposal 1).”

Michael M. Nuzzo became our Executive Vice President and Chief Financial Officer in September 2008.  From 1999 to September 2008, Mr. Nuzzo served in various senior level finance and retail operations and strategic planning roles with Abercrombie & Fitch, a specialty retailer of casual clothing for men, women and children.  Specifically, Mr. Nuzzo served as: Senior Vice President — Finance from June 2008 to September 2008 responsible for overseeing corporate finance, financial planning and analysis, treasury, budgeting and accounting operations and investor relations; and Vice President — Finance from January 2006 to May 2008, as a liaison to the audit committee and responsible for overseeing corporate finance, financial planning and analysis and treasury, budgeting and accounting operations.  Prior to his work in the retail sector, Mr. Nuzzo was a senior consultant with William M. Mercer and Medimetrix Group.  Mr. Nuzzo earned his undergraduate degree in Economics from Kenyon College in 1992 and also received his MBA in Finance and Accounting from the University of Chicago in 1998.

Thomas J. Dowd became our Executive Vice President, Chief Merchandising Officer and General Manager in June 2011, having served as Executive Vice President of Store Operations and Development since May 2007.  From December 2005 until May 2007, Mr. Dowd served as Senior Vice President and General Manager of Retail Operations of General Nutrition Corporation and as Senior Vice President of Stores since March 2003.  From March 2001 until March 2003, Mr. Dowd was President of Healthlabs, LLC, an unaffiliated contract supplement manufacturing and product consulting company.  Mr. Dowd was Senior Vice President of Retail Sales from May 2000 until March 2001, and Division Three Vice President of General Nutrition Corporation from December 1998 to May 2000.

Carmine Fortino became our Executive Vice President, Business Development, in September 2013.  Mr. Fortino has over 25 years of executive experience, most recently serving as President, North American Operations for Atrium, Inc. from March 2011 to July 2013 and as Chief Executive Officer of Seroyal International from April 2007 to March 2011.  Mr. Fortino also served as a member of our Board from 2007 to 2011.  Mr. Fortino attended McMaster University and participated in executive programs in Finance and Accounting at Queen’s University and in Strategic Planning and Management in Retailing at Babson College.

Darryl V. Green became our President, Domestic and International Franchising in November 2013, having served as Senior Vice President, International and Domestic Franchising since October 2011, as Senior Vice President of Domestic Store Operations from July 2011 to October 2011, and as Senior Vice President of Domestic Franchising from July 2005 to October 2011.  Prior to that, Mr. Green, who began his employment with GNC in 1983, served in various executive positions with us since 1995, including in retail, marketing and franchising.

Guru Ramanathan, Ph.D., became our Senior Vice President and Chief Innovation Officer in December 2009 having previously served as Senior Vice President of Product and Package Innovation since February 2008 and Senior Vice President of Scientific Affairs since April 2007.  He served as Vice President of Scientific Affairs from December 2003 to April 2007.  Dr. Ramanathan began his employment as Medical Director of General Nutrition Corporation in April 1998.  Between August 2000 and December 2003, he also provided scientific and clinical trials oversight for the North American subsidiaries of Royal Numico, the former parent company of General Nutrition Corporation.  Prior to joining General Nutrition Corporation, Dr. Ramanathan worked as Medical Director and Secretary for the Efamol subsidiary of Scotia Pharmaceuticals in Boston.  Between 1984 and 1998, in his capacity as a pediatric dentist and dental surgeon, Dr. Ramanathan held various industry consulting and management roles, as well as clinical, research and teaching appointments in Madras, India, and Tufts University and New England Medical Center in Boston, Massachusetts.  Dr. Ramanathan earned his PhD in Innovation Management from Tufts University and his MBA from Duke University’s Fuqua School of Business.

Gerald J. Stubenhofer, Jr. became our Senior Vice President, Chief Legal Officer and Secretary in September 2007.  From January 2005 to September 2007, Mr. Stubenhofer was a Partner at McGuireWoods LLP, a large international law firm, and represented various companies in complex commercial litigation matters.  While at McGuireWoods LLP, Mr. Stubenhofer served as Co-Chair of the firm’s Franchise and Distribution practice group.  Prior to January 2005, Mr. Stubenhofer was an Associate at McGuireWoods LLP.  From June 1997 to November 1999, Mr. Stubenhofer served as our Assistant General Counsel.  Mr. Stubenhofer earned undergraduate degrees in Philosophy and Political Science from Allegheny College in 1991 and earned his JD from the University of Pittsburgh School of Law in 1994.

Greg Szabo became our Senior Vice President, Manufacturing in June 2013, having previously served as our Vice President, Manufacturing since 2002.  Prior to joining our Company in 2000, Mr. Szabo worked in various executive roles for Phelps Dodge Industries from 1995 to 2000 and with Dow Corning Corporation from 1982 to 1998.  Mr. Szabo earned both his undergraduate degree in Business and his MBA from the University of Michigan.

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses the material elements of compensation awarded to, earned by or paid to our principal executive officer, our principal financial officer and our three other most highly compensated executive officers. These individuals are referred to collectively as the “Named Executive Officers.”

For 2013, the Named Executive Officers were:

Name	Title

Joseph M. Fortunato	Chairman of the Board, President and Chief Executive Officer

Michael M. Nuzzo	Executive Vice President and Chief Financial Officer

Carmine Fortino	Executive Vice President, Business Development

Thomas J. Dowd	Executive Vice President, Chief Merchandising Officer and General Manager

Gerald J. Stubenhofer, Jr.	Senior Vice President, Chief Legal Officer and Secretary

Executive Summary

We believe our business benefits from an exceptional management team that is responsible for establishing our leadership in the nutritional supplement industry and our achievement of:

•                   8.2% total revenue growth in 2013, reflecting strong revenue growth in each of our three segments (Retail, Franchise and Manufacturing/Wholesale);

•                   domestic company-owned same store sales growth of 4.3%, including a 26.6% revenue increase from our GNC.com business;

•                   generating net cash from operating activities of $238.1 million, repurchasing $310.6 million in Common Stock and paying $57.4 million in Common Stock dividends;

•                   opening of 149 net new domestic company-owned stores and 63 net new domestic franchise locations;

•                   expanding our new Gold Card Member Pricing model to be nationwide, which evolved our Gold Card from a fixed 20% discount the first week of each month to an everyday variable discount and which we believe was critical to our long-term success; and

•                   acquiring Discount Supplements, Ltd., a leading multi-brand sports nutrition e-commerce retailer in the United Kingdom (“Discount Supplements”), in October 2013, which generated $6.6 million of revenue in 2013 following the date of its acquisition.

Mr. Fortunato, our Chairman of the Board, President and Chief Executive Officer, has been with us for over 20 years and has served as Chief Executive Officer since 2005. Under his leadership we have expanded our store and franchise network to more than 8,500 locations, of which more than 6,300 retail locations are in the United States (including 1,012 franchise and 2,215 Rite Aid franchise store-within-a-store locations), and franchise operations in over 50 international countries (including distribution centers where retail sales are made). In addition, we have grown our market leading position, and, based on information we compiled from the public securities filings of our primary competitors, our network of domestic retail locations is now approximately ten times larger than the next largest U.S. specialty retailer of nutritional supplements. We have sought to establish competitive compensation programs that enable us to attract and retain skillful, experienced and dedicated executives as well as motivate management to maximize performance while building stockholder value.

Historically, our executive compensation program has been structured to generate and reward superior company performance by establishing compensation packages under which variable, or incentive, compensation is weighted more heavily than base salary. We have established compensation programs to motivate our executives to focus on both our short- and long-term performance by providing a mix of short- and long-term incentive compensation in the form of annual cash incentive compensation and long-term equity-based incentive compensation. We believe that this approach aligns the incentives of our executives with the interests of our stockholders.

Long-term Incentive Compensation.  We maintain a long-term incentive program that, historically, has combined “full-value” awards, such as restricted stock, restricted stock units (“RSUs”) and performance shares (“PSUs”), with stock options.  We believe that our long-term incentive program cultivates an ownership mentality among our executives that serves to focus management on achieving our strategic and financial objectives, thereby more closely aligning the interests of our executives with the long-term interests of our stockholders.

Following our initial public offering in April 2011 (our “IPO”), we granted our Named Executive Officers (other than Mr. Fortino, who did not join our Company until September 2013) stock options and time-vested restricted shares, as reflected in our 2011 Summary Compensation Table.  In October 2012, we approved a new long-term incentive program for our executives (including our Named Executive Officers, other than Mr. Fortino) that utilized RSUs rather than restricted shares, increased the emphasis on restricted stock units relative to stock options and introduced a performance based vesting component with regard to a portion of our restricted stock unit awards.  Specifically, our Named Executive Officers received grants under the new plan that included time-vested RSUs (50% of the total award value), stock options (25% of the total award value) and PSUs (25% of the total award value), with the RSUs vesting in equal increments over three years, the options vesting in equal increments over four years and the PSUs vesting at the end of a three-year period, contingent upon the Company’s performance during that vesting period.   Because we did not anticipate making additional equity grants prior to 2014, the total award values for the October 2012 grants that were made in connection with the approval of our new program were generally increased to 150% of the values that otherwise would have been granted at that time.  When Mr. Fortino joined us in 2013, he received grants of time-vested RSUs, stock options and PSUs in the same proportions and subject to the same terms as our other Named Executive Officers.  As expected, we did not grant additional long-term incentive awards to our Named Executive Officers during calendar year 2013, other than the grants to Mr. Fortino in October 2013; however, because performance goals for the 2012 PSU grants were not established until the start of 2013, the PSU component of the October 2012 grants was not reflected in our 2012 Summary Compensation Table and, consequently, is included in the “Stock Award” column in the Summary Compensation Table below.

Consistent with our efforts to continue the transition of our long-term incentive compensation program from one that was (prior to our IPO) comprised entirely of stock options to one that more effectively utilizes our shares and reflects our strategic objectives, in February 2014, our executives, including our Named Executive Officers, received long-term incentive grants for 2014 that were comprised entirely of RSUs (50%) and PSUs (50%), as will be reflected in the Summary Compensation Table included in the Proxy Statement for our 2015 Annual Meeting.

Annual Cash Incentive Compensation.  For 2013, we approved an annual cash incentive compensation program for our executives, including each of the Named Executive Officers, which depended upon three separate performance metrics: earnings before interest and taxes (“EBIT”) (weighted 80%), revenue growth (weighted 10%) and domestic company-owned same store sales growth (weighted 10%). We believed that these criteria would incentivize our executives to focus on multiple performance drivers throughout our business.   The Company’s performance for 2013 resulted in payouts for our Named Executive Officers that were below target.  The Compensation Committee awarded additional discretionary bonuses to appropriately recognize the performance of the Company’s management.  For information, see “ –Elements of Compensation – Annual Cash Incentive Compensation” below.

Other 2013 Compensation Highlights

•                   At our 2013 annual meeting, our stockholders approved, on a non-binding, advisory basis, the “say-on-pay” proposal with respect to our 2012 executive compensation program by a percentage of over 98% of the shares voted. We considered the results of this vote and, in light of this overwhelming stockholder support, we did not make any specific changes to our 2013 executive compensation program based on the outcome of the say-on-pay vote.

•                   In March 2014, the Compensation Committee reviewed our executive compensation program with management from a risk perspective and determined that there are no risks created by our compensation policies and practices that are reasonably likely to have a material adverse effect on the Company. In reaching this conclusion, the Committee considered various factors, including the balance between annual and long-term compensation and between fixed and variable compensation, the use of multiple types of long-term incentive awards, the use of multiple performance criteria (including both short- and long-term criteria) for payment of incentive compensation, the use of performance measures that are intended to increase shareholder value if goals are achieved, and various compensation policies and practices that mitigate excessive risk (including substantial stock ownership requirements for key executives, the clawback feature of the Company’s equity awards, the Committee’s negative discretion to reduce the amount of incentive awards, and the prohibition on hedging or pledging of Company stock by executives).

Compensation Policies and Objectives

The primary objectives of our executive compensation program are to (i) align cash and stock-based rewards with individual and corporate performance that creates stockholder value, (ii) attract and retain high quality employees, (iii) build an ownership mentality among our key employees and (iv) provide cost effective cash and stock-based rewards that are competitive with other organizations and fair to our stockholders and employees. These objectives apply to the compensation of the Named Executive Officers, and to the elements of their respective executive compensation packages, as follows:

Base Salary. The objective in determining base salaries for the Named Executive Officers is to set base salaries at levels that are (i) sufficient to attract and retain high quality, qualified employees and (ii) perceived as fair to our stockholders and employees. The Compensation Committee seeks to set base salaries at levels that are competitive with a peer group of companies. In addition, base salaries are influenced by the complexity and level of the applicable position.

Annual Cash Incentive Compensation. We use annual cash incentive compensation to incentivize the Named Executive Officers to contribute to our growth and financial performance and to provide rewards based on achievement of predetermined goals that are intended to drive increases in stockholder value. As additional cash compensation that is contingent on our financial performance, annual cash incentive compensation augments the base salary component while being tied to our financial performance.

Long-term Incentive Compensation. We believe that stock-based awards are important in building an ownership mentality among our executives and aligning the long-term financial interests of our executives with those of our stockholders. Time- and performance-vested awards provide incentives to drive performance, but have long-term horizons because value to our executives is dependent on continued employment, the achievement of pre-established performance goals (in the case of PSUs) and, ultimately, increases in the market value of our Common Stock.

Benefits and Perquisites. The Named Executive Officers are entitled to participate in, and to receive benefits under, the benefit plans, arrangements and policies available to our employees or executives generally. Mr. Fortunato receives certain perquisites as described below under “ –Elements of Compensation – Benefits and Perquisites.”

Executive Compensation Process

Role of the Compensation Committee

The Compensation Committee oversees the development and implementation of our executive compensation policies and objectives, determines the structure of our executive compensation packages generally, determines the actual compensation paid to each of our senior executives and evaluates the performance of our Chief Executive Officer. In addition, the Compensation Committee has the authority to (i) review our incentive compensation plans, recommend changes to such plans to the Board and exercise all the authority of the Board with respect to the administration of such plans, and (ii) retain, terminate and set the terms of our and the Compensation Committee’s relationship with any consultants and other outside advisors who assist the Compensation Committee in carrying out its duties.

Role of Management

The Compensation Committee considers the recommendations of management, principally our Chief Executive Officer, when determining the structure of our executive compensation packages generally and the actual compensation paid to each of our senior executives. However, the Compensation Committee does not delegate any of its functions to others in setting compensation, and no Named Executive Officer is a member of the Compensation Committee. In addition, our Chief Executive Officer does not provide recommendations with respect to his own compensation.

Role of Outside Advisors

The Compensation Committee has retained Hay Group as an independent consultant to provide information, advice and recommendations regarding our executive compensation policies and design. In 2013, the Compensation Committee engaged Hay Group to review and provide information, advice and recommendations regarding our executive compensation program generally, as well as the individual compensation packages of each of our senior executives, including the Named Executive Officers. As discussed below under “–Use of Benchmarking Data,” at the direction of the Compensation Committee, Hay Group worked with our Chief Executive Officer and our Human Resources personnel to compare our executive compensation packages to those of a group of comparable companies.

Hay Group provides advice and recommendations to the Compensation Committee and reports to the Compensation Committee. Prior to its original engagement in 2011, Hay Group had not previously worked with the Company in any capacity, nor has it served us in any capacity, other than as a consultant to the Compensation Committee. The Compensation Committee has reviewed and considered information provided to it by Hay Group, the Compensation Committee members and our executive officers, and based on its review and the factors described in the NYSE listing standards and such other factors as it deemed relevant, the Compensation Committee has concluded that Hay Group is independent, that the advice it receives from Hay Group is objective and that Hay Group’s work has not raised any conflict of interest.

Use of Peer Group Data

Since the IPO, the Compensation Committee has sought to determine how our compensation programs compare to other publicly traded companies similar to us. The Compensation Committee seeks to set compensation for the Named Executive Officers at levels that are competitive with similar companies in our industry but consistent with our growth strategy and with an emphasis on variable compensation, rather than fixed compensation.

With the assistance of Hay Group, the Compensation Committee updated its peer group in October 2012 in order to appropriately reflect companies with revenue sizes, sectors and business models similar to our own. The revised peer group (the “2012 Peer Group”), which was used for comparative purposes in setting the levels of the October 2012 long-term equity awards and 2013 cash compensation levels for our Named Executive Officers (other than Mr. Fortino), was composed of the following 16 companies:

American Eagle Outfitters	Mead Johnson Nutrition	Ulta Salon Cosmetics & Fragrance

Cabela’s	Monster Beverage	Vitamin Shoppe

Dick’s Sporting Goods	Nu Skin Enterprises	Weight Watchers

Domino’s Pizza	Panera Bread	Williams-Sonoma

Fresh Market	Perrigo

Herbalife	Sally Beauty Holdings

Following further consultation with Hay Group, the Compensation Committee refined its peer group in  July 2013 by removing Domino’s Pizza, Monster Beverage and Nu Skin Enterprises and adding Hain Celestial Group, Lululemon Athletica Inc. and Under Armour.  We used the revised peer group for comparative purposes in setting the levels of Mr. Fortino’s October 2013 long-term equity awards and 2013 cash compensation, as well as our most recent long-term equity awards and 2014 cash compensation levels for our executives, including our Named Executive Officers.

Elements of Compensation

Base Salary

We pay base salaries to the Named Executive Officers. With respect to 2013, the Compensation Committee increased the annual base salaries of each of the Named Executive Officers as follows:

Name	2012 Base Salary ($)	2013 Base Salary ($)	Percentage Increase (%)

Joseph Fortunato	1,050,000	1,071,000	2.0

Michael M. Nuzzo	469,000	480,700	2.5

Carmine Fortino	N/A	480,000	N/A

Thomas Dowd	483,000	500,000	3.5

Gerald J. Stubenhofer, Jr.	361,100	372,000	3.0

Annual Cash Incentive Compensation

Annual cash incentive compensation is documented in an annual plan that is adopted by the Compensation Committee under the GNC Holdings, Inc. 2011 Stock and Incentive Plan (the “2011 Stock Plan”) prior to or during the first quarter of the applicable year. The annual performance bonus for each Named Executive Officer has a threshold, target and maximum bonus amount expressed as a percentage of his annual base salary. The respective percentages are determined by position and level of responsibility and are stated in an annual cash incentive compensation plan adopted by the Compensation Committee.

The annual cash incentive plan for 2013 performance (the “2013 Incentive Plan”) was adopted by the Compensation Committee in February 2013 and provided for the following threshold, target and maximum bonus amounts, expressed as a percentage of base salary:

	2013 Incentive Plan
Level	Threshold Amount	Target Amount	Maximum Amount

Chairman of the Board, President and Chief Executive Officer	25%	90%	160%

Executive Vice President	20%	60%	120%

Senior Vice President	15%	45%	90%

We increased the target and maximum amounts for Messrs. Dowd, Nuzzo and Stubenhofer for 2013 as compared to 2012 to better reflect practices in our 2012 Peer Group.  The target and maximum amounts for Messrs. Dowd and Nuzzo increased from 50% and 100%, respectively, in 2012 and to 60% and 120%, respectively, in 2013.  The target and maximum amount for Mr. Stubenhofer increased from 40% and 80% in 2012 to 45% and 90%, respectively, in 2013.  In Mr. Fortino’s case, the threshold, target and maximum amounts were based on a percentage of his prorated annual base salary from when he joined us in September 2013 until the end of the year, rather than his full annual base salary.

The targets under the 2013 Incentive Plan were generally based on our achievement of (i) a predetermined level of EBIT, which is calculated at the end of the year including adjustments disclosed in our quarterly earnings reports and (ii) other objective, quantifiable performance goals related to each participant’s position. With respect to each of our Named Executive Officers, the targets were based on our achievement of specified EBIT, year-over-year revenue growth and domestic company-owned same store sales growth targets. They were entitled to receive 80% of the target bonus amount if we achieved budgeted EBIT equal to the target, and 10% for each of the other performance goals we achieved. We used EBIT in lieu of EBITDA for our 2013 Incentive Plan to more consistently track our public disclosures.

The thresholds and related goals for our Named Executive Officers under the 2013 Incentive Plan were as follows:

	Threshold	Target	Maximum

Percentage of Budgeted EBIT Achieved	93.5%	100.0%	106.5%

Revenue Growth	6%	10%	14%

Domestic Same-Stores Sales Growth	2%	5.5%	10%

Why We Do Not Disclose Certain Aspects of the 2013 Incentive Plan Performance Goals

We do not disclose our internal budget for results of operations, including budgeted EBIT (as determined by management and approved by the Board), which constitutes confidential financial information, because we believe that such disclosure, whether with respect to historical periods or future periods, would cause us competitive harm by providing to competitors key elements of our internal projections.

The Compensation Committee sets the EBIT and other performance targets at levels it believes are both challenging and achievable. By establishing targets that are challenging, the Compensation Committee believes that performance of our employees, and therefore our performance, is maximized. By setting targets that are also achievable, the Compensation Committee believes that employees remain motivated to perform at the high level required to achieve the targets. In setting and determining the difficulty of achieving these targets, the Compensation Committee considers primarily recent performance under our incentive plans, our internal projections and the assumptions on which our projections are based, including prevailing and expected general economic conditions.

Results of the 2013 Incentive Plan

Our EBIT (as calculated for purposes of the 2013 Incentive Plan), revenue growth and domestic same-store sales growth for 2013 exceeded, in each case, the minimum levels required for thresholds payments under the 2013 Incentive Plan but did not achieve the levels specified under the 2013 Incentive Plan for the payment of target-level bonus compensation under the Plan.  Specifically, our results achieved compared to the targets specified under the 2013 Incentive Plan as follows:

Performance Measure	Achieved Results
Percentage of Budgeted EBIT Achieved	96%

Revenue Growth	8.2%

Domestic Same-Store Sales Growth	4.3%

Based on these results, under the terms of the 2013 Incentive Plan, Mr. Fortunato would have been entitled to receive cash incentive compensation equal to approximately 60% of his target award, and each of our other Named Executive Officers would have been entitled to receive cash incentive compensation equal to approximately 63% of their respective target awards.

However, our Compensation Committee also has the authority to award discretionary bonuses if it determines that competitive considerations or other circumstances require us do so in order to retain qualified executives.  For 2013, the Compensation Committee elected to pay one-time, discretionary bonuses to participants under the 2013 Incentive Plan, including the Named Executive Officers, which we intended to augment the amounts that otherwise would be payable under the plan based on the Company’s 2013 performance and to appropriately recognize the performance of the Company’s management.  The specific factors that the Committee considered in determining to award these discretionary bonuses included the aggressiveness of the targets that were set for fiscal 2013, certain unanticipated challenges that arose for the Company during 2013 and the negative impact of such matters on the Company’s performance relative to the targets established for the 2013 Incentive Plan, the efforts of our management to successfully meet the challenges of what the Committee viewed as an unusual year in a manner critical to our long-term success, and the Company’s strong EBIT and revenue growth in 2013.  As a consequence of the discretionary bonus award, Mr. Fortunato received total cash incentive compensation, including the discretionary portion thereof, equal to approximately 83% of his target award, and each of our other Named Executive Officers received total cash incentive compensation, including the discretionary portion thereof, equal to approximately 85% of their respective target awards.

Long-term Incentive Compensation

Substantially all of our employees, and the employees of our direct and indirect subsidiaries and other affiliates, including the Named Executive Officers, are eligible for awards of stock options, restricted stock, restricted stock units (including performance-vested restricted stock units) and other stock-based awards under the 2011 Stock Plan. The Compensation Committee is responsible for administering, selecting the individuals who are eligible to participate in and determining the types and amounts of stock-based awards granted under the 2011 Stock Plan. The Compensation Committee has discretion to delegate all or a portion of its authority under the 2011 Stock Plan. In 2007, we adopted the GNC Acquisition Holdings Inc. 2007 Stock Incentive Plan (the “2007 Stock Plan”). Following the IPO and the adoption of the 2011 Stock Plan in 2011, we have not granted and will not grant any additional awards under the 2007 Plan.

Stock options granted under the 2007 Stock Plan and 2011 Stock Plan generally are subject to vesting in annual installments and have terms of seven to ten years. The Compensation Committee determines the size of stock-based awards for each Named Executive Officer in accordance with the Named Executive Officer’s performance and level of position. Options and other stock-based awards under the 2011 Stock Plan are subject to clawback by the Company if the participant engages in any “detrimental activity” during the participant’s service or for one year after the participant’s service ends, which is generally defined to include disclosing confidential information about the Company, engaging in activities that result (or would result if known) in the termination of the participant’s service for cause, soliciting the Company’s employees on behalf of a competing employer, or materially breaching any agreement between the participant and the Company.

The Compensation Committee generally considers grants of long-term incentive compensation awards on an annual basis, except for new hires, promotions and special performance recognition (the “Grant Policy”). Under the Grant Policy, awards will generally be granted at least two trading days after the release of material information, such as quarterly or annual earnings.

In October 2012, we granted long-term incentive awards covering fiscal 2013 to our Named Executive Officers (other than Mr. Fortino, who joined our Company in September 2013) under our newly-adopted long-term incentive program, as described above. Mr. Fortino received a long-term incentive award in connection with his September 2013 hiring.  The awards were composed of a mix of RSUs (50% of the total award value), stock options (25% of the total award value) and PSUs (25% of the total award value), with the RSUs vesting in annual installments over three years from the grant date, the stock options vesting in annual installments over four years from the grant date and the PSUs cliff vesting on December 31, 2015 if the performance goals are met, as described below.

For the October 2012 awards, the number of RSUs in each award was determined by dividing the portion of the total award value attributable to RSUs by $36.16, which was the closing price per share of our Common Stock on November 5, 2012, and the number of stock options in each award was determined by dividing the portion of the total award value attributable to options by $11.23, which was the approximate Black-Scholes value of an option on the same date.  Mr. Fortino was granted a set number of RSUs and options on October 29, 2013. The exercise price of the options is equal to 100% of the per-share fair market value (as defined in the 2011 Stock Plan) of our Common Stock on the applicable grant date. Because the Compensation Committee did not establish the performance goals for the PSUs until its meeting in January 2013, the PSU grant date (in accordance with our Grant Policy described above) for our Named Executive Officers other than Mr. Fortino was not until February 19, 2013, and for Mr. Fortino was October 29, 2013. For the February 2013 awards, the target number of PSUs in each award was determined by dividing the portion of the total award value attributable to PSUs by the closing value per share of our Common Stock on the PSU grant date.  Mr. Fortino was granted a set number of PSUs in connection with his hiring. The actual number of PSUs that may be earned may range from 0% to 200% of the target number, as described below. The grant-date values of the RSUs and stock options for our Named Executive Officers other than Mr. Fortino were previously reported for each of them in the Summary Compensation Table for 2012; the PSU awards for those Named Executive Officers and all of the awards for Mr. Fortino are reported in the “Stock Awards” and (for Mr. Fortino) “Options Awards” columns for 2013 in the Summary Compensation Table below.

Base award values for these long-term incentive grants for our Named Executive Officers were determined based in part on the results of Hay Group’s analysis of the compensation packages of top executives at companies in our peer group, and were intended to be competitive compared to long-term incentive awards granted to executives with comparable titles and responsibilities within our peer group. It was expected at the time of our October 2012 grants that future awards under our new long-term incentive program would occur annually in the first quarter of each fiscal year, starting in 2014, (and, in fact, each of our Named Executive Officers did receive a long-term incentive award in February 2014). Due to the significant delay between the October 2012 grants and the 2014 grant, the total award value of the 2012 award for each Named Executive Officer other than Mr. Fortino was increased to 150% of the base value.

The total award values for the October 2012 awards for Messrs. Fortunato, Nuzzo, Dowd and Stubenhofer and the October 2013 award for Mr. Fortino, together with the corresponding number of RSUs, stock options and target PSUs awarded to each of our Named Executive Officers, is set forth below:

Name	Total Award Value ($)	Number of RSUs (#)	Number of Stock Options (#)	Target Number of PSUs (#)

Joseph M. Fortunato	$3,375,000	46,668	75,134	19,999
Michael M. Nuzzo	$900,000	12,445	20,036	5,333
Carmine Fortino	$2,483,830	21,331	34,843	10,666
Thomas Dowd	$1,000,000	13,827	22,262	5,926
Gerald J. Stubenhofer, Jr.	$400,000	5,531	8,905	2,370

The performance metrics for the PSU component of these long-term incentive awards are earnings-per-share (EPS) growth and revenue growth, weighted equally. The Compensation Committee has established minimum, target and maximum levels of achievement with respect to each metric. Performance is measured as of the end of the three-year performance period on December 31, 2015. At the minimum level of performance with respect to each metric, 50% of the PSUs vest; at the target level, 100% of the PSUs vest; and at or above the maximum level, 200% of the PSUs vest, provided the executive has remained employed until the end of the performance period. The applicable portion of the PSUs is forfeited if performance is below the threshold level with respect to a particular metric.

The threshold, target and maximum levels of performance with respect to each metric for the October 2012 and (for Mr. Fortino) October 2013 PSU grants are as follows:

Metric	Weight	Threshold (50% payout)	Target (100% payout)	Maximum (200% payout)
EPS Growth*	50%	14.5%	17.5%	20.5%
Revenue Growth*	50%	7%	8%	10%

*Growth figures reflect compound annual growth over the three-year performance period. For performance between the threshold and target levels, or target and maximum levels, payouts are interpolated on a straight-line basis.

As anticipated at the time of the October 2012 grants, we did not make additional long-term incentive grants with respect to 2013, except for individual awards to newly-hired plan participants, including Mr. Fortino, and in connection with internal promotions.  In February 2014, our Named Executive Officers received long-term incentive grants with respect to 2014, which will be reflected in the Summary Compensation Table and Compensation Discussion and Analysis included in the Proxy Statement for the 2015 Annual Meeting of our stockholders.

Benefits and Perquisites

Prior to 2012, we provided all of our executive officers with a perquisite allowance. During 2012, in an effort to simplify our compensation program, the Compensation Committee decided to terminate the payment of perquisite allowances for each of the executives who was a Named Executive Officer at the time the perquisite allowances were terminated, other than Mr. Fortunato.  The Committee raised the base salaries of Messrs. Nuzzo, Dowd and Stubenhofer to replace the perquisite allowances it terminated.  Mr. Fortino does not receive a perquisite allowance.

For 2013, the Compensation Committee afforded Mr. Fortunato up to $100,000 per year in incremental cost to the Company associated with his personal use of company aircraft.   Additionally, the Compensation Committee provided Mr. Fortunato with an annual perquisite allowance of $15,000 to be used for an automobile. Mr. Fortunato’s perquisite allowance was paid in the form of a series of cash payments (paid bi-weekly) in lieu of in-kind perquisites, and he was not required to spend the cash payments or report to us how the amounts were used. We provided a perquisite allowance to Mr. Fortunato to give him flexibility in determining how to spend his perquisite dollars and to reduce administrative costs that otherwise would be associated with tracking reimbursements for eligible perquisite expenditures. The Compensation Committee set the amount of Mr. Fortunato’s perquisites at levels it considered appropriate and competitive with the market.

Non-qualified Deferred Compensation Plan

We maintain the GNC Live Well® Later Non-qualified Deferred Compensation Plan for the benefit of a select group of our highly compensated employees. Under the deferred compensation plan, certain eligible employees may elect to defer a portion of their future compensation under the deferred compensation plan by electing such deferral prior to the beginning of the calendar year during which the deferral amount would be earned. Mr. Dowd is the only Named Executive Officer who made contributions to the deferred compensation plan in 2013. For more information regarding the deferred compensation plan, please see “Non-qualified Deferred Compensation for Our Fiscal Year ended December 31, 2013” below.

Employment Agreements

We have employment agreements with all of the Named Executive Officers. Each employment agreement provides that any incentive compensation payable to the Named Executive Officer will be subject to the clawback policies adopted or implemented by us, including in respect of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the regulations promulgated thereunder.  Please see “Potential Payments Upon Termination or Change in Control” below for more information regarding such employment agreements and termination and payments made in connection with a change in control. We will continue to determine appropriate employment agreement packages for the Named Executive Officers in a manner that we believe will attract and retain qualified executives.

Mr. Fortunato. Mr. Fortunato’s employment agreement (the “Fortunato Agreement”) provides that Mr. Fortunato will serve as our Chief Executive Officer and President for a three-year term ending March 7, 2014, with automatic annual one-year renewals thereafter unless we or Mr. Fortunato provide at least one-year’s advance notice of non-renewal.  As neither we nor Mr. Fortunato provided notice of non-renewal on or prior to March 7, 2014 the Fortunato Agreement has been extended until March 7, 2016.

Messrs. Nuzzo, Dowd, Fortino and Stubenhofer. In February and March 2012, we entered into amended and restated employment agreements with Messrs. Nuzzo, Dowd and Stubenhofer.  Each agreement was for an initial two-year term ending in February 2014, with automatic annual one-year renewals thereafter unless we or the executive provide at least 30 days’ advance notice of non-renewal.  As no such notice was provided, each such agreement automatically renewed in February 2014 for an additional one-year term expiring in February 2015.  We entered into a substantially similar agreement with Mr. Fortino, the initial term of which extends to July 2015, with automatic annual one-year renewals thereafter unless we or Mr. Fortino provide at least 30 days’ advance notice of non-renewal.

Impact of Accounting and Tax Considerations

As a general matter, the Compensation Committee reviews and considers the various tax and accounting implications of the compensation vehicles we utilize.

Section 162(m) of the Internal Revenue Code generally disallows public companies a tax deduction for compensation in excess of $1,000,000 paid to their chief executive officer and their three other most highly compensated executive officers (excluding the chief financial officer) unless certain performance and other requirements are met. The 2011 Stock Plan is intended to constitute a plan described in Treasury Regulation Section 1.162-27(f)(1), pursuant to which the deduction limits under Section 162(m) of the Internal Revenue Code do not apply during the applicable reliance period. In general, the reliance period ends upon the earliest of:  (i) the expiration of the 2011 Stock Plan (i.e., 10 years after the date the 2011 Stock Plan was approved by our stockholders); (ii) the material modification of the 2011 Stock Plan; (iii) the issuance of all available stock under the 2011 Stock Plan; or (iv) the first stockholder meeting at which directors are to be elected that occurs after December 31, 2014.

Our intent generally is to design and administer executive compensation programs in a manner that will preserve the deductibility of compensation paid to our executives, and we believe that a substantial portion of our current executive compensation program (including the annual incentive program and the long-term incentive awards that may be granted under the 2011 Stock Plan pursuant to the transition rule described above) satisfies the requirements for exemption from the $1,000,000 deduction limitation. However, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible. The Compensation Committee will continue to monitor the tax and other consequences of our executive compensation program as part of its primary objective of ensuring that compensation paid to our executives is reasonable, performance-based and consistent with our goals and the goals of our stockholders.

Executive Stock Ownership Guidelines

We believe that, to align the long-term financial interests of our executive officers with those of our stockholders, our executives should hold a financial stake in the Company. The Board adopted a policy in December 2011 (revised in October 2012) requiring our Chief Executive Officer and other executive officers to own stock in the Company equal to a minimum of six times and two times, respectively, of such executive officer’s annual base salary (the “Executive Stock Ownership Guidelines”). The Executive Stock Ownership Guidelines provide that our executive officers have five years from the date of adoption of the Executive Stock Ownership Guidelines or, with respect to newly appointed executive officers, five years from the date of their appointment, to comply with the Executive Stock Ownership Guidelines, and should retain at least 50% of all after-tax shares owned by or underlying equity awards granted to the executive officers after December 11, 2012 until the ownership thresholds are met. The Compensation Committee will evaluate whether exceptions should be made for any executive officer on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Compensation Committee. For the purposes of the Executive Stock Ownership Guidelines, stock includes (i) directly held shares of our Common Stock, (ii) shares of unvested restricted stock or restricted stock units (other than unvested shares of performance-vested restricted stock or unvested performance-vested restricted stock units) and (iii) vested shares of our Common Stock held in any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

Policy on Hedging and Pledging of Company Stock

We have a policy applicable to our directors and executives, including our Named Executive Officers, that prohibits such persons from (i) within six months after purchasing any Company securities, selling any Company securities of the same class, (ii) selling the Company’s securities short, (iii) buying or selling puts or calls or other derivative securities on the Company’s securities, (iv) holding Company securities in a margin account or pledging Company securities as collateral for a loan or (v) entering into hedging or monetization transactions or similar arrangements with respect to Company securities, in each case unless advance approval is obtained from the Company’s Chief Legal Officer and from the Chief Compliance Officer.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in these proxy materials. Based on the Compensation Committee’s review of and the discussions with management with respect to the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in these proxy materials and incorporated by reference in the Annual Report for filing with the SEC.

The foregoing report is provided by the following directors, who constitute the Compensation Committee:

COMPENSATION COMMITTEE
Richard J. Wallace (Chairperson)
Amy B. Lane
Philip E. Mallott
Robert F. Moran

SUMMARY COMPENSATION TABLE FOR OUR FISCAL YEAR ENDED
DECEMBER 31, 2013

The following table sets forth information concerning compensation we paid to the Named Executive Officers for services rendered in all capacities to us during our last three fiscal years. In accordance with SEC rules, the compensation described in this table does not include the value of medical or group life insurance received by the Named Executive Officers that is available generally to all of our salaried employees.  Only 2013 compensation is presented for Mr. Fortino, because 2013 was his first year with the Company.  A “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column is not presented because none of our Named Executive Officers participate in a pension plan or receive above-market or preferential earnings on nonqualified deferred compensation.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Option Awards ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)

Joseph Fortunato	2013	1,070,596	223,678	—	843,758	577,816	145,756	2,861,604
Chairman of the Board, President	2012	1,049,039	—	843,750	1,687,500	1,680,000	161,505	5,421,794
and Chief Executive Officer	2011	983,192	—	4,763,673	487,963	1,327,310	50,564	7,612,702

Michael M. Nuzzo	2013	481,379	61,972	—	224,999	182,336	240	950,926
Executive Vice President and	2012	446,643	—	225,000	450,000	469,000	25,848	1,616,491
Chief Financial Officer	2011	422,406	—	1,123,967	310,492	422,406	32,540	2,311,811

Carmine Fortino (6)	2013	129,231	68,989	602,087	1,881,743	55,870	263	2,738,183
Executive Vice President,
Business Development

Thomas Dowd	2013	500,964	64,494	—	250,018	189,754	545	1,005,775
Executive Vice President, Chief	2012	450,762	—	250,000	500,000	483,000	36,737	1,720,499
Merchandising Officer and	2011	398,317	—	1,285,750	379,337	425,000	46,660	2,535,064
General Manager

Gerald J. Stubenhofer, Jr.	2013	372,617	35,978	—	99,990	105,855	240	614,680
Senior Vice President and	2012	345,115	—	100,000	200,000	288,880	20,078	954,073
Chief Legal Officer	2011	330,154	—	757,523	211,800	247,615	25,040	1,572,132

(1)                              Reflects the discretionary component of our Named Executive Officers’ 2013 cash incentive compensation, as described above under “Executive Compensation – Elements of Compensation – Annual Cash Incentive Compensation,” and for Mr. Fortino, includes $50,000 paid as a signing bonus.

(2)                              Reflects the aggregate grant date fair value of options granted during each fiscal year, which has been computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.

(3)                              Reflects the aggregate grant date fair value of time-vested restricted stock and RSUs granted during each fiscal year, which has been computed in accordance with FASB ASC Topic 718. For 2013, reflects the aggregate grant date fair value of PSUs included as part of the incentive awards granted to our Named Executive Officers (other than Mr. Fortino) in October 2012, as the performance criteria governing the vesting of such awards were not established until early 2013, as described under “Compensation Discussion and Analysis – Long-term Incentive Compensation” above.  The grant date values for the PSUs have been determined assuming 100% of target performance is achieved.  If we assumed the maximum 200% of target performance would be achieved, the grant date values of the PSUs would be as follows: for Mr. Fortunato, $1,687,516, for Mr. Nuzzo, $449,999, for Mr. Dowd, $500,036 and for Mr. Stubenhofer, $199,981.  The amount shown for Mr. Fortino was granted to him in connection with his September 2013 hiring and includes (a) 21,331 RSUs with an aggregate grant date fair value of approximately $1,254,476 and PSUs with an aggregate grant date fair value, assuming that the Company achieves 100% of target performance, of $627,267.  If we assumed the maximum 200% of target performance would be achieved, the grant date values of the PSU award for Mr. Fortino would be $1,254,535.  For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.

(4)                              Reflects the non-discretionary component of the cash incentive compensation as described above under “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive Compensation.”

(5)                              The components of “All Other Compensation” for our fiscal year ended December 31, 2013 are set forth in the following table:

Named Executive Officer	Perquisites (a)($)	Imputed Value for Life Insurance Premiums ($)	Total ($)

Joseph Fortunato	144,193	1,563	145,756
Michael M. Nuzzo	—	240	240
Carmine Fortino	—	263	263
Thomas Dowd	—	545	545
Gerald J. Stubenhofer, Jr.	—	240	240

(a)               For Mr. Fortunato, this column reflects: (a) $100,000 of incremental cost to the Company associated with his personal use of corporate aircraft, (b) $28,828 in life insurance premiums for which Mr. Fortunato received reimbursement from the Company, (c) a car allowance of $15,000 and (d) taxable parking benefits.

(6)                              Reflects the amount paid to Mr. Fortino in Canadian dollars, which were converted into U.S.  dollars at a rate of CAD 1.0620 to U.S. $1.000.  This is the spot conversion rate at the close of business on December 31, 2013.

GRANTS OF PLAN BASED AWARDS FOR OUR FISCAL YEAR ENDED DECEMBER 31, 2013

The following table sets forth information concerning awards under the 2011 Stock Plan and the 2013 Incentive Plan granted to each of the Named Executive Officers during our fiscal year ended December 31, 2013. Assumptions used in the calculation of certain dollar amounts are included in Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report.

		Potential Future Payouts Under			Estimated Future Payouts						Grant Date
		Non-Equity Incentive Plan			Under Equity Incentive Plan			All Other	All Other		Fair Value
		Awards (1)			Awards (2)			Stock	Option		of Stock
								Awards:	Awards:	Exercise	Options
								Number	Number	Price of	and Option
		Threshold	Target	Maximum	Threshold	Target	Maximum	of Shares	of Shares	Options	Awards
Name	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($)	($)(3)

Joseph Fortunato	2/19/2013	267,750	963,900	1,713,600	10,000	19,999	39,998	—	—	—	843,758

Michael M. Nuzzo	2/19/2013	96,140	288,420	576,840	2,667	5,333	10,666	—	—	—	224,999

Carmine Fortino	10/29/2013	25,514	76,542	153,084	5,333	10,666	21,332	21,331	34,843	58.81	2,483,830

Thomas Dowd	2/19/2013	100,000	300,000	600,000	2,963	5,926	11,852	—		—	250,018

Gerald J. Stubenhofer	2/19/2013	55,800	167,400	334,800	1,185	2,370	4,740	—		—	99,990

(1)

The amounts represent the threshold, target and maximum payout amounts under the 2013 Incentive Plan. See “Compensation Discussion and Analysis – Elements of Compensation – Annual Cash Incentive Compensation” above for more information regarding the thresholds under the 2013 Incentive Plan. The actual amounts earned are reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(2)

The amounts represent the threshold, target and maximum number of shares of our common stock that may be earned under the PSU awards. The PSUs are scheduled to vest on December 31, 2015 subject to company performance and each officer’s continued employment. See “Compensation Discussion and Analysis – Elements of Compensation – Long Term Incentive Compensation” above for more information regarding the PSUs.

(3)

For our Named Executive Officers other than Mr. Fortino, reflects the aggregate grant date fair value of the target PSU awards computed in accordance with FASB ASC Topic 718. For Mr. Fortino, reflects the aggregate grant date fair value of his target PSU award, as well as the RSUs and stock options granted to him in October 2013.  For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report. The amounts may not correspond to the actual value that may be realized by such persons with respect to these awards.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2013

The following table sets forth information regarding outstanding equity awards held by the Named Executive Officers under the 2007 Stock Plan and 2011 Stock Plan as of December 31, 2013.

	Option Awards (1)					Stock Awards
Name	Date of Grant	Exercisable	Unexercisable	Option Exercise Price($)	Option Expiration Date	Number of Restricted Shares and RSUs That Have Not Yet Vested(#)(2)	Market Value of Restricted Shares and RSUs That Have Not Yet Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned PSUs (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned PSUs ($)(3)

Joseph M. Fortunato	3/31/2011	—	125,000	16.00	3/31/2021	—	—
	3/31/2011	125,000	125,000	24.00	3/31/2021	—	—
	12/12/2011	72,954	109,430	27.70	12/12/2018	—	—
	12/12/2011	—	—	—	—	17,616	1,029,655
	11/5/2012	18,784	56,350	36.16	11/5/2019	—	—
	11/5/2012	—	—	—	—	31,112	1,818,496
	2/19/2013	—	—	—	—	—	—	10,000	584,000

Michael M. Nuzzo	10/21/2008	10,000	—	7.70	10/21/2018	—	—
	10/21/2008	30,000	—	11.55	10/21/2018	—	—
	4/21/2011	37,500	56,250	18.82	4/21/2018	—	—
	4/21/2011	—	—	—	—	10,016	585,435
	12/12/2011	18,239	27,357	27.70	12/12/2018	—	—
	12/12/2011	—	—	—	—	4,404	257,414
	11/5/2012	5,009	15,027	36.16	11/5/2019	—	—
	11/5/2012	—	—	—	—	8,296	484,901
	2/19/2013	—	—	—	—	5,333	311,714	2,667	155,886

Carmine Fortino	10/29/2013	—	34,843	58.81	10/29/2020	—	—
	10/29/2013	—	—	—	—	21,131	1,235,107
	10/29/2013	—	—	—	—	—	—	5,333	311,714

Thomas Dowd	4/21/2011	15,121	56,250	18.82	4/21/2018	—	—
	4/21/2011	—	—	—	—	10,016	585,435
	10/26/2011	6,902	10,353	25.10	10/26/2018	—	—
	10/26/2001	—	—	—	—	2,745	160,445
	12/12/200	18,239	27,357	27.70	12/12/2018	—	—
	12/12/2011	—	—	—	—	4,404	257,414
	11/5/2012	5,566	16,696	36.16	11/5/2019	—	—
	11/5/2012	—	—	—	—	9,218	538,792
	2/19/2013	—	—	—	—	5,926	346,345	2,963	173,187

Gerald J. Stubenhofer, Jr.	4/21/2011	—	45,000	18.82	4/21/2018	—	—
	4/21/2011	—	—	—	—	8,013	468,360
	12/12/2011	9,120	13,678	27.70	122/12/2018	—	—
	12/12/2011	—	—	—	—	2,202	128,707
	11/5/2012	2,227	6,678	36.16	11/5/2019	—	—
	11/5/2012	—	—	—	—	3,687	215,505
	2/19/2013	—	—	—	—	2,370	138,527	1,185	69,263

(1)  Time-vested stock option awards made under the 2007 Stock Plan and the 2011 Stock Plan, which awards, other than the stock options granted to Mr. Fortunato on March 31, 2011 and the stock options granted on November 5, 2012 and October 29, 2013, vest in five equal annual installments commencing on the first anniversary of the date of grant, subject to continuing employment. The stock options granted to Mr. Fortunato on March 31, 2011 and the stock options granted on November 5, 2012 and October 29, 2013 vest in four equal annual installments commencing on the first anniversary of the date of grant, subject to continuing employment.

(2)      Includes time-vested restricted stock and RSUs awarded under the 2011 Stock Plan, which vest subject to continuing employment as follows: (i) the April 2011 and October 2011 restricted stock grants vest in three installments: 20% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant and 50% on the fifth anniversary of the date of grant; (ii) the December 2011 restricted stock grants vest in three installments: 30% on the third anniversary of the date of grant, 30% on the fourth anniversary of the date of grant and 40% on the fifth anniversary on the date of grant; and (iii) the November 2012 and October 2013 RSU awards vest in three substantially equal installments on the first, second and third anniversaries of the date of grant.

(3)  Market value is based on the closing price of our Common Stock of $58.45 per share on December 31, 2013.

(4)  Represents the threshold number of PSUs granted in February 2013 and (for Mr. Fortino) October 2013 under the 2011 Stock Plan. The PSUs are scheduled to vest on December 31, 2015 subject to company performance and the Named Executive Officer’s continued employment.  These PSUs were intended as part of the November 2012 long-term incentive award but, because the relevant performance goals were not set until early 2013, were granted on February 19, 2013 (except in the case of Mr. Fortino, who received his PSU award on October 29, 2013).  The threshold award shown above represents 50% of the target award; the actual number of PSUs that may be earned may range from 0% to 200% of the target number, as described under “Compensation Discussion and Analysis – Long-Term Incentive Compensation” above.

OPTION EXERCISES AND STOCK VESTED FOR OUR FISCAL YEAR ENDED
DECEMBER 31, 2013

The following table sets forth information regarding the vesting of RSUs and exercise of options by the Named Executive Officers during our fiscal year ended December 31, 2013. None of the shares of restricted stock held by the Named Executive Officers vested during our fiscal year ended December 31, 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired Upon Vesting (#)(2)	Value Realized Upon Vesting ($)(3)

Joseph Fortunato	436,885	16,451,170	15,556	923,716
Michael M. Nuzzo	60,000	2,617,170	4,149	246,368
Carmine Fortino	—	—	—	—
Thomas Dowd	150,209	6,648,610	4,609	273,590
Gerald J. Stubenhofer, Jr.	40,000	1,373,888	1,383	109,497

(1)                              Calculated by determining the difference between the weighted average market price of the underlying shares at the time of exercise and the exercise price of the stock options.

(2)                              Reflects the gross number of shares acquired upon vesting of the first tranche of the October 2012 RSU awards, including 7,170 shares, 1,913 shares, 2,125 shares and 887 shares withheld for Messrs. Fortunato, Nuzzo, Dowd and Stubenhofer, respectively, to satisfy minimum tax withholding obligations.

(3)                              Market value is based on the average of the high and low trading prices for our Common Stock on the NYSE on the date of vesting.

NON-QUALIFIED DEFERRED COMPENSATION FOR OUR FISCAL YEAR ENDED
DECEMBER 31, 2013

We maintain the GNC Live Well® Later Non-qualified Deferred Compensation Plan for the benefit of a select group of our highly compensated executives. Under the deferred compensation plan, employees may elect to defer a portion of their future compensation until a specified future year, or until retirement. We may in our discretion elect to make a matching contribution to the plan for a calendar year, based on amounts deferred by participants for that year. Participants may select the investment fund or funds in which such deferred amounts are deemed to be invested for the purpose of crediting deferrals with investment gains and losses.

Mr. Dowd is the only Named Executive Officer who elected to make contributions to the deferred compensation plan in 2013.  The following table identifies his contributions, our contributions, the aggregate earnings and withdrawals in 2013 and the aggregate balance as of December 31, 2013:

	Executive Contributions in Last Fiscal Year	Registrant Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End
Name	($)	($)	($)	($)	($)(1)
Thomas Dowd	95,173	—	107,580	—	522,111

(1)                                 The amount reported includes previously earned, but deferred, salary and bonus that were reported in our Summary Compensation Table in previous years as follows: (i) $87,576 in 2012 and (ii) $74,949 in 2011.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The termination and change in control arrangements for the Named Executive Officers and other senior executives are generally governed by form employment agreements. As such, these arrangements generally are uniform and not highly negotiated. The amounts payable in connection with termination and change in control events are tied to our executives’ respective base salaries and cash incentive compensation awards, and therefore are proportionately higher for the more senior and highly compensated executives. Similarly, the termination and change in control arrangements for Mr. Fortunato provide for higher payments than those for other executives. The termination provisions, which provide for lump sum payments of salary and cash incentive compensation, and in some instances, acceleration of the vesting of stock-based awards, are or were, as applicable, designed to preserve the value of the long-term compensation arrangements for Mr. Fortunato to ensure the continued alignment of his long-term financial interests with those of our stockholders.

The Compensation Committee does not generally consider the amounts payable in connection with termination and change in control events when establishing the compensation of the Named Executive Officers. The Compensation Committee, together with the Board, established the termination and change of control arrangements described herein to address and conform to our overall compensation objectives in attracting and retaining the caliber of executives that are integral to our growth: market competitiveness; maintaining management continuity, particularly through periods of uncertainty related to change in control events; providing our key personnel with the assurance of fair and equitable treatment following a change in control and other events; and ensuring that management is held to high standards of integrity and performance.

The following is a summary of the termination and change of control provisions in the employment agreement of each of the Named Executive Officers as of December 31, 2013.

Mr. Fortunato

Upon Mr. Fortunato’s termination due to death or total disability, we will be required to pay to him (or his guardian or personal representative):

•                   a lump sum equal to his base salary; and

•                   a prorated share of the annual bonus he would have received had he worked the full year, provided bonus targets are met for such year.

We will also pay the monthly cost of COBRA coverage for Mr. Fortunato and his eligible dependents to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or, in the case of disability, until Mr. Fortunato obtains other employment offering substantially similar or improved group health benefits, if earlier. In addition, Mr. Fortunato’s outstanding stock options will vest and restrictions on restricted stock awards will lapse as of the date of termination, in each case, to the extent that vesting or lapse would have occurred if he had continued employment during the calendar year in which termination occurs and for the year following such termination.

If Mr. Fortunato’s employment is terminated without cause, he resigns for good reason (as defined in the Fortunato Agreement and summarized below) or we decline to renew the employment term for reasons other than those that would constitute cause (as defined in the Fortunato Agreement and summarized below) after the initial three-year employment term, then, subject to Mr. Fortunato’s execution of a release, we will be required to pay him:

•                   a lump sum payment in the amount of two times his base salary; and

•                   a lump sum payment in the amount of two times his average annual bonus paid or payable with respect to the most recent three fiscal years.

We will also pay the monthly cost of COBRA coverage for Mr. Fortunato to the same extent we paid for such coverage prior to the termination date for the period permitted by COBRA or until Mr. Fortunato obtains other employment offering substantially similar or improved group health benefits, if earlier. In addition, Mr. Fortunato’s outstanding stock options will vest and restrictions on restricted stock awards will lapse if they would have otherwise done so in the 24 months following the termination date had Mr. Fortunato continued to be employed.

If such termination occurs in anticipation of or during the two-year period following a change in control, the multiple of base salary and average annual bonus will increase from two times to three times. A termination of Mr. Fortunato’s employment will be deemed to have been in anticipation of a change in control if such termination occurs at any time from and after the period beginning six months prior to a change in control and such termination occurs (i) after we enter into a definitive agreement that provides for a change in control or (ii) at the request of an unrelated third-party who has taken steps reasonably calculated to effect a change in control.  In addition, in the event of a change in control, all of Mr. Fortunato’s outstanding stock options will vest and restrictions on restricted stock awards will lapse.

Under the Fortunato Agreement, “cause” generally means any of the following events as determined in good faith by a two-thirds vote of the Board, Mr. Fortunato’s:

•                   conviction of, or plea of nolo contendere to, a crime which constitutes a felony;

•                   willful disloyalty or deliberate dishonesty with respect to us or General Nutrition Centers, Inc. (“Centers”) that is injurious to our or Centers’ financial condition, business or reputation;

•                   commission of an act of fraud or embezzlement against us or Centers;

•                   material breach of any provision of the agreement or any other written contract or agreement with us or Centers that is not cured; or

•                   willful and continued failure to materially perform his duties or his continued failure to substantially perform duties requested or prescribed by the Board or Centers’ board of directors which is not cured.

Under the Fortunato Agreement, “good reason” generally means, without Mr. Fortunato’s consent:

•                   our failure to comply with any material provision of the agreement which is not timely cured;

•                   a material adverse change in his responsibilities, duties or authority which, in the aggregate, causes his positions to have less responsibility or authority;

•                   removal from his current positions or failure to elect (or appoint) him to, or removal of him from the Board or Centers’ board of directors;

•                   a material reduction in his base salary; or

•                   a relocation of his principal place of business of more than 75 miles.

Under the Fortunato Agreement, “change in control” generally means:

•                   an acquisition representing 50% or more of either our Common Stock or the combined voting power of our securities entitled to vote generally in the election of the Board;

•                   a change in two-thirds of the members of the Board from the members on the effective date of the agreement, unless approved by (i) two-thirds of the members of the Board on the effective date of the agreement or (ii) members nominated by such members;

•                   the approval by our stockholders of (i) a complete liquidation or dissolution of Centers or us or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our or our subsidiaries’ assets; or

•                   Centers ceases to be our direct or indirect wholly owned subsidiary.

Messrs. Nuzzo, Fortino, Dowd and Stubenhofer

The employment agreements of Messrs. Nuzzo, Fortino, Dowd and Stubenhofer also provide for certain benefits upon termination of employment. Upon death or disability, the executives (or their estates) are entitled to their current base salary for the remainder of the employment period, and, subject to the discretion of the Board or the Compensation Committee, a pro rata share of the current year annual bonus based on actual employment, provided bonus targets are met. The employment period is the two-year period from the initial effective date of the relevant agreement and for one-year periods thereafter. Upon termination of employment by us without cause or voluntarily by the executive for good reason, subject to the execution of a written release, the executive is also entitled to:

•                   salary continuation generally for the greater of one year or the remainder of the initial employment period under the agreement, or two years if the termination occurs upon or within six months following a change in control;

•                   subject to the discretion of the Board or the Compensation Committee, a pro rata share of the annual bonus based on actual employment and achievement of performance objectives; and

•                   except in the case of Mr. Fortino, reimbursement for any portion of the monthly cost of COBRA coverage that exceeds the amount of monthly health insurance premium (with respect to the executive’s coverage and any eligible dependent coverage) payable by the executive immediately prior to such termination, such reimbursements to continue through the expiration of the agreement term or the severance period, if earlier.

For purposes of the employment agreements, “cause” generally means the executive’s:

•                   failure to comply with any material obligation imposed by his employment agreement;

•                   being indicted for any felony or any misdemeanor that causes or is likely to cause harm or embarrassment to us, in the reasonable judgment of the Board;

•                   theft, embezzlement or fraud in connection with the performance of duties;

•                   engaging in any activity that gives rise to a material conflict of interest with us;

•                   misappropriation by the executive of any of our material business opportunities;

•                   any failure to comply with, observe or carry out our or the Board’s rules, regulations, policies or codes of ethics or conduct;

•                   substance abuse or illegal use of drugs that, in the reasonable judgment of the Board, impairs the executive’s performance or causes or is likely to cause harm or embarrassment to us; or

•                   engagement in conduct that the executive knows or should know is injurious to us.

For purposes of the employment agreements, “good reason” generally means, without the executive’s prior written consent, and unless we timely cure the good reason:

•                   our failure to comply with material obligations under his employment agreement; or

•                   a material reduction in the executive’s base salary.

For purposes of the employment agreements, “change in control” generally means:

•                   an acquisition representing 50% or more of either our Common Stock or the combined voting power of our securities entitled to vote generally in the election of the Board; or

•                   the approval by our stockholders of (i) a complete liquidation or dissolution of us or Centers or (ii) the sale or other disposition (other than a merger or consolidation) of all or substantially all of our or our subsidiaries’ assets.

Under all circumstances, Messrs. Nuzzo’s, Fortino’s, Dowd’s and Stubenhofer’s unvested equity awards will be forfeited as of the date of the executive’s termination unless otherwise provided in the award agreement.

The following tables quantify the estimated payments and benefits that the Named Executive Officers would have received if their employment had terminated on December 31, 2013 under the circumstances shown or if we had undergone a change in control on such date. The tables exclude (i) compensation amounts accrued through December 31, 2013 that would be paid in the normal course of continued employment, such as accrued but unpaid salary, and (ii) vested account balances under our 401(k) plan that are generally available to all of our salaried employees. The amounts reflected for the prorated annual cash incentive compensation payable under the various termination scenarios and referred to as “Pro Rata Bonus” for each of the Named Executive Officers are the amounts that were actually paid to the Named Executive Officers in early 2014 under the 2013 Incentive Plan and shown in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table.

Where applicable, the information in the tables uses a fair market value per share of $58.45 as of December 31, 2013 for our Common Stock, which is equal to the closing price of our Common Stock on December 31, 2013.

Mr. Fortunato

Benefit	Termination w/o Cause or for Good Reason or Non-renewal of the Agreement ($)	Termination w/o Cause or for Good Reason w/in 2 Years After, or in “Anticipation of,” a Change in Control ($)	Death or Disability ($)	Change in Control ($)

Lump Sum Base Salary	2,142,000	3,213,000	1,071,000	–

Lump Sum Annual Incentive Compensation	2,390,084	3,585,126	–	–

Pro Rata Bonus	577,816	577,816	577,816	–

Health & Welfare Benefits	9,195	9,195	9,195	–

Accelerated Vesting of Stock Options & Restricted Stock	15,110,540	17,081,676	7,564,769	17,081,676

Net Value	20,229,635	24,466,813	9,222,780	17,081,676

Mr. Nuzzo

Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason w/in 6 Months After a Change in Control ($)	Death or Disability ($)

Base Salary Continuation	480,700	961,400	80,117

Pro Rata Bonus	182,336	182,336	182,336

Health & Welfare Benefits	7,413	7,413	–

Net Value	670,449	1,151,149	262,453

Mr. Fortino

Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason w/in 6 Months After a Change in Control ($)	Death or Disability ($)

Base Salary Continuation	745,644	960,000	745,644

Pro Rata Bonus	55,870	55,870	55,870

Health & Welfare Benefits	–	–	–

Net Value	801,514	1,015,870	801,514

Mr. Dowd

Benefit	Termination w/o Cause or for Good Reason($)	Termination w/o Cause or for Good Reason w/in 6 Months After a Change in Control($)	Death or Disability ($)

Base Salary Continuation	500,000	1,000,000	83,333

Pro Rata Bonus	189,754	189,754	189,754

Health & Welfare Benefits	7,413	7,413	–

Net Value	697,167	1,197,167	273,087

Mr. Stubenhofer

Benefit	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason w/in 6 Months After a Change in Control($)	Death or Disability ($)

Base Salary Continuation	372,000	744,000	62,000

Pro Rata Bonus	105,855	105,855	105,855

Health & Welfare Benefits	7,413	7,413	–

Net Value	485,268	857,268	167,855

The employment agreements provide that if any payment or benefit will be subject to or result in the imposition of the excise tax imposed by Code Section 4999, then the amount of such payment or payments will be reduced to the highest amount that may be paid by us without subjecting such payment to the excise tax. Mr. Fortunato’s employment agreement provides that the foregoing reduction will not apply if he will, on a net after-tax basis, receive less compensation than if the payment were not so reduced. We have assumed that none of the payments or benefits provided to Messrs. Fortunato, Nuzzo, Fortino, Dowd or Stubenhofer would have been subject to or resulted in the imposition of the excise tax imposed by Code Section 4999. Accordingly, no reductions in such payments and benefits have been applied in the tables above.

The Fortunato Agreement provides for accelerated vesting of restricted stock and stock option awards upon a change in control. The 2007 Stock Plan and the 2011 Stock Plan provide that, in the event of a change in control, unvested stock-based awards generally may be fully vested, cancelled for fair value or substituted for awards that substantially preserve the applicable terms of such stock-based awards. We have assumed for purposes of the above table that upon a change in control, Mr. Fortunato’s unvested PSUs and Messrs. Nuzzo’s, Fortino’s, Dowd’s and Stubenhofer’s unvested stock-based awards would not be accelerated, and instead would be substituted for awards that substantially preserve the applicable terms of the stock-based awards.

DIRECTOR COMPENSATION

Director Compensation Table for our Fiscal Year Ended December 31, 2013

The following table presents information regarding the compensation of our non-employee directors with respect to our fiscal year ended December 31, 2013 and should be read in conjunction with “Narrative to the Director Compensation Table” below.  No director who is an employee of the Company, including Mr. Fortunato, receives or has ever received any compensation for serving on the Board. Compensation for Mr. Fortunato is discussed under “Executive Compensation” above. Messrs. Claerhout and Kaplan, each of whom is employed by one of our pre-IPO majority investors, did not receive any retainers, meetings fees or stock awards during 2013, and both resigned effective as of July 17, 2013.  Mr. Koss elected not to run for re-election at our 2013 Annual Meeting and, consequently, ceased to be a member of the Board effective May 22, 2013.  Mr. O’Hara was elected to the Board effective February 27, 2013 and Messrs. Feldman and Moran were elected to the Board effective June 25, 2013.

As discussed under the heading “Narrative to the Director Compensation Table” below, in July 2013, based in part on recommendations of Hay Group, we revised our director compensation policy  to eliminate per-meeting fees in favor of higher annual cash retainers for our non-employee directors.

	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
Name	($)	($)(1)(2)	($)	($)

Jeffrey Berger	106,750 (3)	132,208	–	238,958
Andrew Claerhout	–	–	–	–
Alan Feldman	55,000 (4)	86,165	–	141,165
Michael Hines	124,250 (5)	132,208	–	256,458
David Kaplan	–	–	–	–
Johann Koss	23,000 (6)	37,208	–	71,458
Amy Lane	83,750 (7)	132,208	–	215,958
Philip Mallott	88,750 (8)	132,208	–	220,958
Robert Moran	47,500 (9)	86,165	–	133,665
Scott O’Hara	69,083 (10)	95,000	–	164,083
Richard Wallace	106,722 (11)	132,208	–	238,930

(1)                              Reflects both (a) the approximate aggregate grant date fair value of the 2013 annual restricted stock awards granted to each of the directors (the “2013 annual awards”) and (b) for Messrs. Berger, Hines, Koss, Mallott and Wallace and for Ms. Lane, the approximate aggregate grant date fair value of an additional restricted stock award of 891 shares granted to each of them (the “2013 stub awards”), in each case, computed in accordance with FASB ASC Topic 718. For the assumptions underlying the calculation of the aggregate grant date fair value, see Note 14, “Stock-Based Compensation Plans,” to our audited consolidated financial statements included in the Annual Report.  Except for Messrs. Feldman and Moran, the 2013 annual awards were granted on May 22, 2013, had an approximate aggregate grant date fair value of $95,000 for each director and will vest on the first anniversary of the grant date, provided the director has remained in service until the vesting date.  For Messrs. Feldman and Moran, who were appointed to the Board effective June 25, 2014, the amount of the 2013 annual award ($86,165) was prorated to reflect the portion of the year during which they each actually served on our Board.  The 2013 stub awards were granted on February 20, 2013, had an approximate aggregate grant date fair value of $37,208 for each director and vested on May 22, 2013.  The 2013 stub awards were a one-time award intended to compensate the directors for services performed during the period between January 1, 2013 and May 22, 2013 (i.e., the period following that covered by the annual restricted stock grants made to the directors in 2012, which were prorated to reflect their service as directors through December 31, 2012, and the period covered by the 2013 annual awards, which compensate our directors for services during the twelve-month period beginning on May 22, 2013 and ending with the 2014 Annual Meeting scheduled for May 22, 2014.

(2)                              The table below sets forth the number of stock awards and the exercisable and unexercisable stock options held by the listed directors as of December 31, 2013.

		Option Awards Outstanding

Name	Stock Awards Outstanding	Exercisable	Unexercisable

Jeffrey Berger	2,081	–	21,000

Alan Feldman	1,465	–	–

Michael Hines	2,081	16,667	20,253

Amy Lane	2,081	9,500	21,000

Philip Mallott	2,081	–	–

Robert Moran	1,465	–	–

Scott O’Hara	2,081	–	–

Richard Wallace	2,081	21,000	14,000

(3)                              Reflects an aggregate of (i) $70,000 paid to Mr. Berger as annual retainers for his service as a director and as Chairperson of the Nominating Committee, (ii) $25,500 paid to Mr. Berger for his attendance at meetings of the Nominating Committee, the Compensation Committee and the Board and (iii) $11,250 paid to Mr. Berger in annual retainer fees for his Committee service, following the Board’s decision, in July 2013, to transition away from per-meeting fees, including $6,250 for his service as a member of the Audit Committee and $5,000 for his service as a member of the Nominating Committee.

(4)                              Reflects amounts paid to Mr. Feldman as annual retainers (prorated to reflect the portion of 2013 following his election to the Board), including $35,000 for his service as a director, $7,500 for his service as Chairperson of the Organizational Development Committee and $12,500 for his other Committee service, including $5,000 for his service as a member of the Nominating Committee and $7,500 for his service as a member of the Organizational Development Committee.

(5)                              Reflects an aggregate of (i) $97,500 paid to Mr. Hines as annual retainers for his service as a director, as Chairperson of the Audit Committee and as Lead Independent Director, (ii) $13,000 paid to Mr. Hines for his attendance at meetings of the Audit Committee and the Board and (iii) $13,750 paid to Mr. Hines in annual retainer fees for his Committee service, following the Board’s decision, in July 2013, to transition away from per-meeting fees, including $6,250 for his service as a member of the Audit Committee and $7,500 for his service as a member of the Organizational Development Committee.

(6)                              Reflects an aggregate of (i) $25,000 paid to Mr. Koss as an annual retainer for his service as a director (prorated to reflect the portion of 2013 prior to his departure from our Board) and (ii) $9,250 paid to Mr. Koss for his attendance at meetings of the Audit Committee and the Board. Mr. Koss received payment, after withholdings for taxes, in Canadian dollars in the aggregate amount of CAD $17,361 for his service as a director. The amount set forth in the table above reflects such amount in pre-tax U.S. dollars based on an average conversion rate of 1.01%.

(7)                              Reflects an aggregate of (i) $60,000 paid to Ms. Lane as an annual retainer for her service as a director, (ii) $11,250 paid to Ms. Lane for her attendance at meetings of the Compensation Committee and the Board and (iii) $12,500 paid to Ms. Lane in annual retainer fees for her Committee service, following the Board’s decision, in July 2013, to transition away from per-meeting fees, including $5,000 for her service as a member of the Compensation Committee and $7,500 for her service as a member of the Organizational Development Committee.

(8)                              Reflects an aggregate of (i) $60,000 paid to Mr. Mallott as an annual retainer for his service as a director, (ii) $17,500 paid to Mr. Mallott for his attendance at meetings of the Audit Committee, the Compensation Committee and the Board and (iii) $11,250 paid to Mr. Mallott in annual retainer fees for his Committee service, following the Board’s decision, in July 2013, to transition away from per-meeting fees, including $6,250 for his service as a member of the Audit Committee and $5,000 for his service as a member of the Compensation Committee.

(9)                              Reflects amounts paid to Mr. Moran as annual retainers (prorated to reflect the portion of 2013 following his election to the Board), including $35,000 for his service as a director and $12,500 for his Committee service, including $5,000 for his service as a member of the Compensation Committee and $7,500 for his service as a member of the Organizational Development Committee.

(10)                      Reflects an aggregate of (i) $52,083 paid to Mr. O’Hara as an annual retainer for his service as a director (prorated to reflect the portion of 2013 following his election to the Board), (ii) $5,750 paid to Mr. O’Hara for his attendance at meetings of the Audit Committee and the Board and (iii) $11,250 paid to Mr. O’Hara in annual retainer fees for his Committee service, following the Board’s decision, in July 2013, to transition away from per-meeting fees, including $6,250 for his service as a member of the Audit Committee and $5,000 for his service as a member of the Nominating Committee.

(11)                      Reflects an aggregate of (i) $73,472 paid to Mr. Wallace as annual retainers for his service as a director and as Chairperson of the Compensation Committee (in the latter case, prorated to reflect the portion of 2013 following his appointment as Chairperson), (ii) $23,250 paid to Mr. Wallace for his attendance at meetings of the Compensation Committee, the Nominating Committee and the Board and (iii) $10,000 paid to Mr. Wallace in annual retainer fees for his Committee service, following the Board’s decision, in July 2013, to transition away from per-meeting fees, including $5,000 for his service as a member of the Compensation Committee and $5,000 for his service as a member of the Nominating Committee.

Narrative to the Director Compensation Table

In December 2011, we adopted a director compensation policy, effective as of January 2012, under which each of our non-employee directors was entitled to receive an annual retainer for his or her service as a member of our Board of $45,000, which we increased to $50,000 effective in January 2013.  Additionally, for 2012 and until mid-2013, our director compensation policy provided that each non-employee director was entitled to receive (i) an annual retainer of $15,000, $10,000 and $10,000 for service as the chairperson of the Audit Committee, the Compensation Committee and the Nominating Committee, respectively, (ii) $2,000, $1,750, $1,500 and $1,500 for attendance (or half of such amounts, as applicable, for telephonic attendance) at meetings of the Board, the Audit Committee, the Compensation Committee and the Nominating Committee, respectively, and (iii) $95,000 in annual equity awards.

In July 2013, based in part on recommendations of Hay Group, we revised our director compensation policy (as revised, the “Director Compensation Policy”) to eliminate per-meeting fees in favor of higher annual cash retainers for our non-employee directors.  Specifically, the Director Compensation Policy provides that each non-employee director is entitled to receive (i) an annual cash retainer for his or her Board service of $70,000, (ii) an incremental annual cash retainer of $15,000, $12,500 or $10,000 for service as Chairperson of the Audit Committee, Compensation Committee or Nominating Committee, respectively, (iii) an incremental annual cash retainer of $12,500, $10,000 or $10,000 to the extent he or she otherwise serves as a member of the Audit Committee, Compensation Committee and/or Nominating Committee, respectively, and (iv) $95,000 in annual equity awards.  In addition, the non-employee director serving as Lead Independent Director, if any, is entitled to an additional annual cash retainer of $25,000 for such service.  Finally, the Chairperson of the Board’s ad hoc Organizational Development Committee is entitled to an annual cash retainer of $15,000 for such service, and the members of such Committee are entitled to an additional annual cash retainer of $10,000 for such service, in each case, to be reconciled annually in arrears based on the actual number of Organizational Development Committee meetings attended, based on a rate of $1,000 per meeting.  The Compensation Committee believes that payments of retainer fees provide an appropriate balance of incentives for active participation and ease of administration, while the grant of annual equity awards align the long-term financial interests of our directors and our stockholders.

The annual cash retainers paid to our non-employee directors under the Director Compensation Policy are generally paid in advance in four equal quarterly installments every March, June, September and December with respect to our second, third, fourth and first fiscal quarters, respectively.

We also maintain a deferred compensation plan under which our non-employee directors may elect to defer all or a portion of their cash fees or restricted stock retainers until the earliest of separation from the Board, death, a specified future date or a change in control of the Company. Annual stock retainers are deferred in the form of RSUs with identical vesting schedules to the shares of restricted stock.

Director Stock Ownership Guidelines

We believe that, to align the interests of our non-employee directors with our stockholders, our directors should hold a financial stake in the Company. The Board adopted a policy in December 2011 (amended October 2012) requiring each of our non-employee directors to own stock in the Company equal to a minimum of five times such director’s annual cash retainer for service on the Board (the “Director Stock Ownership Guidelines”). Our directors have five years from the date of adoption of the Director Stock Ownership Guidelines or, with respect to newly elected directors, five years from the date of their election, to comply with the Director Stock Ownership Guidelines, and should retain at least 50% of all after-tax shares owned by or underlying equity awards granted to them (other than those granted on or prior to December 11, 2012) until the ownership thresholds are met. The Nominating Committee will evaluate whether exceptions should be made for any director on whom this requirement would impose a financial hardship or for other appropriate reasons as determined by the Nominating Committee. For the purposes of the Director Stock Ownership Guidelines, stock includes (i) directly held shares of our  Common Stock, (ii) shares of unvested restricted stock and unvested restricted stock units (other than unvested shares of performance-vested restricted stock or unvested performance-vested restricted stock units) and (iii) vested shares of Common Stock allocated to the account of a non-employee director who was formerly an employee of the Company under any plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended.

AUDIT COMMITTEE REPORT

The Board has determined that each member of the Audit Committee meets the SEC and NYSE independence and literacy requirements. The Board has also determined that each of Messrs. Hines and Mallott qualifies as an “audit committee financial expert.”

The Audit Committee has reviewed and discussed our audited financial statements for the year ended December 31, 2013 with both management and the independent auditors.  The Audit Committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC

Further, the Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication With Audit Committees), received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and discussed with the auditors the auditors’ independence. The Audit Committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions, the Committee’s review of our audited financial statements for the year ended December 31, 2013 and the written disclosures received from the independent auditors, the Audit Committee recommended that the Board include the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

This audit committee report is not deemed filed under the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filings that we may make with the SEC.

AUDIT COMMITTEE
Michael F. Hines (Chairperson)
Jeffrey P. Berger
Philip E. Mallott
C. Scott O’Hara

RATIFICATION OF APPOINTMENT OF AUDITORS
(PROPOSAL 2)

In accordance with the Audit Committee’s charter, the Audit Committee is responsible for the appointment and retention of our independent auditors. In our fiscal years ended December 31, 2013 and 2012, all audit and non-audit services were pre-approved by the Audit Committee in accordance with the Audit Committee’s charter.

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) to serve as our independent auditors for our fiscal year ended December 31, 2014, subject to ratification by our stockholders. Representatives of PwC will be present at the Annual Meeting to answer questions and will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify PwC’s appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders.

Fees Paid to PricewaterhouseCoopers LLP

The fees incurred by us for professional services rendered by PwC for our fiscal years ended December 31, 2013 and 2012 were as follows:

	2013	2012
Audit Fees (1)	$1,085,581	$1,291,256
Audit-Related Fees (2)	170,000	205,000
Tax Fees (3)	15,818	51,802
All Other Fees (4)	0	0
	$1,271,399	$1,548,058

(1)      Includes services related to the audit of the Company’s financial statements and internal controls over financial reporting, statutory audits of subsidiaries, and various other filings with the SEC.

(2)  Principally includes due diligence services related to mergers and acquisitions.

(3)      Includes services related to federal and state tax compliance, planning and advice, including consultation related to mergers and acquisitions.

(4)  Includes services related to review of access to information technology systems and network.

The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining PwC’s independence.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy at the Annual Meeting and entitled to vote is required to approve this Proposal 2.

Pre-Approval Policies and Procedures

All of the services performed for us by PwC during 2013 were pre-approved by the Audit Committee.  The Audit Committee’s policy, as reflected in its charter, requires that the Committee pre-approve on an engagement-by-engagement basis all audit and non-audit services to be performed by our independent auditors, provided that the Committee may delegate the authority to pre-approve such services to a subcommittee of the Audit Committee.

Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PWC AS INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDING DECEMBER 31, 2014.

ADVISORY VOTE ON EXECUTIVE COMPENSATION
(PROPOSAL 3)

In accordance with Section 14A of the Exchange Act, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the Named Executive Officers. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers.  Our Board recommended and the stockholders approved at the 2012 Annual Meeting that such advisory vote would be conducted on an annual basis.

As described in the “Compensation Discussion and Analysis” section of these proxy materials, the primary objectives of our executive compensation program are to (i) align cash and stock-based rewards with individual performance that created stockholder value, (ii) attract and retain high quality employees, (iii) build an ownership mentality among our key employees and (iv) provide cost effective cash and stock-based rewards that are competitive with other organizations and fair to our stockholders and employees. The foregoing objectives are applicable to the compensation of the Named Executive Officers.

We believe that our executive compensation program achieves these objectives by emphasizing long-term stock-based incentive awards and performance-based compensation, which has enabled us to successfully motivate and reward the Named Executive Officers. We believe our executive compensation program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the Named Executive Officers with the long-term interests of our stockholders.

We believe our business benefits from an exceptional management team that is responsible for establishing our leadership in the nutritional supplement industry and our achievement of:

•                   8.2% total revenue growth in 2013, reflecting strong revenue growth in each of our three segments (Retail, Franchise and Manufacturing/Wholesale);

•                   domestic company-owned same store sales growth of 4.3%, including a 26.6% revenue increase from our GNC.com business;

•                   generating net cash from operating activities of $238.1 million, repurchasing $310.6 million in Common Stock and paying $57.4 million in Common Stock dividends;

•                   opening of 149 net new domestic company-owned stores and 63 net new domestic franchise locations;

•                   expanding our new Gold Card Member Pricing model to be nationwide, which evolved our Gold Card from a fixed 20% discount the first week of each month to an everyday variable discount, which we believe was critical to our long-term success; and

•                   acquiring Discount Supplements in October 2013, which generated $6.6 million of revenue in 2013 following the date of its acquisition.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers for fiscal year ended December 31, 2013, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon us.  Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

Recommendation

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE COMPANY’S FISCAL YEAR ENDED DECEMBER 31, 2013, AS DISCLOSED IN THESE PROXY MATERIALS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table below sets forth information regarding the beneficial ownership of our Common Stock as of the Record Date by:  (i) each person, or group of affiliated persons, known by us to beneficially own more than five percent of our Common Stock; (ii) the Named Executive Officers; (iii) each of our directors and nominees for director; and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the Exchange Act and includes voting and investment power with respect to our Common Stock. The following table includes Common Stock issuable within 60 days of the Record Date upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Percentage of beneficial ownership is based on 91,022,903 shares of Common Stock outstanding as of March 27, 2014.  Except as otherwise noted below, each person or entity named in the following table has sole voting and investment power with respect to all shares of our Common Stock that he, she or it beneficially owns.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, PA 15222.

Name of Beneficial Owner	Position	Shares	Percentage (%)

Joseph Fortunato	Chairman, President and CEO	328,350(1)	*

Jeffrey P. Berger	Director	21,192(2)	*

Thomas Dowd	Executive Vice President, Chief Merchandising Officer and General Manager	81,743(3)	*

Alan Feldman	Director	1,465(4)

Carmine Fortino	Executive Vice President, Business Development	21,331 (5)	*

Michael Hines	Director	29,517(6)	*

Amy B. Lane	Director	10,530(7)	*

Philip E. Mallott	Director	4,043(8)	*

Robert Moran	Director	1,465(9)

Michael M. Nuzzo	Executive Vice President and Chief Financial Officer	137,854(10)	*

C. Scott O’Hara	Director	2,566 (11)	--

Gerald J. Stubenhofer, Jr.	Senior Vice President, Chief Legal Officer and Secretary	35,917(12)	*

Richard J. Wallace	Director	25,517(13)	*

All directors and executive officers as a group (16 persons)		774,772	*

Beneficial Owners of 5% or More of Our Outstanding Common Stock		Shares	Percentage (%)

The Vanguard Group, Inc. (14) 100 Vanguard Blvd. Malvern, PA 19355		5,700,404	6.3%
Times Square Capital Management, LLC (15) 7 Times Square, 42nd Floor New York, NY 10006		5,272,480	5.8%
FMR LLC and certain affiliated parties (16) 82 Devonshire Street Boston, MA 02109		5,184,211	5.7%

*Less than 1% of the outstanding shares of Common Stock.

(1)                              Consists of (i) 17,616 shares of time-vested restricted stock held by Mr. Fortunato and (ii) 310,734 shares issuable to Mr. Fortunato upon the exercise of options that are currently exercisable or will become exercisable within 60 days of the Record Date.

(2)                              Consists of (i) 12,111 shares directly held by Mr. Berger, (ii) 2,081 shares of time-vested restricted stock held by Mr. Berger and (ii) 7,000 shares issuable to Mr. Berger upon the exercise of options that are currently exercisable or will become exercisable within 60 days of the Record Date.

(3)                              Consists of (i) 17,165 shares of time-vested restricted stock held by Mr. Dowd and (ii) 64,578 shares issuable to Mr. Dowd upon exercise of options that are currently exercisable or will become exercisable within 60 days of the Record Date.

(4)                              Consists of time-vested restricted stock held by Mr. Feldman.

(5)                              Consists of time-vested restricted stock units held by Mr. Fortino.

(6)                              Consists of (i) 2,436 shares directly held by Mr. Hines, (ii) 2,081 shares of time-vested restricted stock held by Mr. Hines and (ii) 25,000 shares issuable to Mr. Hines upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Record Date.

(7)                              Consists of (i) 1,030 shares directly held by Ms. Lane and (ii) 9,500 shares issuable to Ms. Lane upon exercise of options that are currently exercisable or will become exercisable within 60 days of the Record Date.

(8)                              Consists of (i) 1,962 shares directly held by Mr. Mallott, and (ii) 2,081 shares of time-vested restricted stock held by Mr. Mallott.

(9)                              Consists of time-vested restricted stock held by Mr. Moran.

(10)                      Consists of (i) 3,936 shares directly held by Mr. Nuzzo, (ii) 14,420 shares of time-vested restricted stock held by Mr. Nuzzo and (iii) 119,498 shares issuable to Mr. Nuzzo upon the exercise of options that are currently exercisable or will become exercisable within 60 days of the Record Date.

(11)                      Consists of (i) 485 shares held directly by Mr. O’Hara and (ii) 2,081 shares of time-vested restricted stock held by Mr. O’Hara.

(12)                      Consists of (i) 1,557 shares directly held by Mr. Stubenhofer, (ii) 10,215 shares of time-vested restricted stock held by Mr. Stubenhofer and (iii) 26,347 shares issuable to Mr. Stubenhofer upon exercise of options that are currently exercisable or will become exercisable within 60 days of the Record Date.

(13)                      Consists of (i) 2,436 shares directly held by Mr. Wallace, (ii) 2,081 shares of time-vested restricted stock held by Mr. Wallace and (ii) 21,000 shares issuable to Mr. Wallace upon exercise of options which are currently exercisable or which will become exercisable within 60 days of the Record Date.

(14)                      Based on the Amendment No. 1 to Schedule 13G filed with the SEC on February 11, 2013 by The Vanguard Group, Inc. (“Vanguard”).  In the Amendment No. 1 to Schedule 13G, Vanguard reports it has sole voting power over 61,824 shares, sole dispositive power over 5,645,180 shares and shared dispositive power over 55,224 shares.

(15)                      Based on the Schedule 13G filed with the SEC on February 10, 2014 by TimesSquare Capital Management, LLC (“TimesSquare”).  In the Schedule 13G, TimesSquare, as an investment advisor over shares owned by its investment advisory clients, reports it has sole voting power over 3,890,845 shares and sole dispositive power over 5,272,480 shares.

(16)                      Based on the Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC, a parent holding company, and Edward C. Johnson 3d, Chairman of FMR LLC.  In the Amendment No. 1 to Schedule 13G, (i) FMR LLC discloses it has sole voting power over 426,847 shares and sole dispositive power over 5,184,211 shares, and (ii) Mr. Johnson discloses he has sole dispositive power over 5,184,211 shares.  Members of Mr. Johnson’s family are the predominant owners, directly or through trusts, of the Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC, and through a shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC.  Further, the Amendment No. 1 to Schedule 13G reports these beneficial ownership positions are held by (i) FMR, LLC’s  wholly-owned subsidiary, Fidelity Management & Research Company (“Fidelity”), an investment advisor, which is the beneficial owner of 4,714,552 shares as a result of acting as investment advisor to various investment companies, (ii) Strategic Advisors, Inc., an indirect wholly-owned subsidiary of FMR LLC and an investment advisor, which is the beneficial owner of 717 shares, and (iii) Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC and a bank, which is the beneficial owner of 334.532 shares.  The Schedule 13G also reports 134,410 shares beneficially owned by FIL Limited (“FIL”) and various foreign-based subsidiaries that provide investment advisory and management services as partnerships controlled by members of the family of Mr. Johnson, or trusts for their benefit, own a fluctuating number of shares of FIL that fluctuates normally between 25% and 50% of the voting power for FIL. FMR LLC does not view that it is in a “group” for the purposes of the Exchange Act’s beneficial ownership rules with FIL, but made the Schedule 13G filing on a voluntary basis as if all the shares beneficially owned by FIL are also beneficially owned by FMR LLC on a joint basis.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and holders of more than 10% of our Common Stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC on Forms 3, 4 and 5 with respect to their ownership and change of ownership of our Common Stock. Based solely upon a review of the copies of these forms or written representations, which we have received from such persons or entities for transactions in our Common Stock and their Common Stock holdings for our fiscal year ended December 31, 2013, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and holders of more than 10% of our Common Stock, except that (i) a Form 4 reporting the grant of stock options and RSUs to Carmine Fortino on October 29, 2013 was filed late and (ii) a Form 4 reporting the grant of stock options and RSUs to Greg Szabo on July 30, 2013 was filed late.  The failure to report these transactions was inadvertent and was corrected upon discovery.

STOCKHOLDER PROPOSALS FOR 2015 ANNUAL MEETING

Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for our 2015 Annual Meeting must be received by us no later than December 12, 2014 to be presented at the 2015 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC’s proxy rules. Such proposals can be sent to us at GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention:  Secretary.

Our Fifth Amended and Restated Bylaws (the “Bylaws”) prescribe the procedures that a record stockholder must follow to nominate directors for election at an annual meeting or to bring other business before an annual meeting (other than matters submitted pursuant to Rule 14a-8).  The following summary of these procedures is qualified by reference to our Bylaws, a copy of which can be obtained, without charge, upon written request to GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, Attention: Secretary.

Pursuant to Article II, Section 5(b) of our Bylaws, a record stockholder must provide timely notice of any stockholder proposal (including director nomination(s)) other than those submitted pursuant to Rule 14a-8 of the Exchange Act to be properly brought before the 2015 Annual Meeting. To be timely, such notice must be received by our secretary at our principal executive offices at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222 between the opening of business on January 22, 2015 and the close of business on February 21, 2015. The notice must contain the information specified in our Bylaws regarding the stockholder giving the notice and the business proposed to be brought before the meeting.  For director nominations, the notice must also contain the information specified in our Bylaws regarding each person whom the stockholder wishes to nominate for election as director and be accompanied by the written consent of each proposed nominee to serve as director if elected.  Such stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws. However, if the date of the 2015 Annual Meeting is more than 30 days before or more than 70 days after May 22, 2015, to be timely, such notice must be received not earlier than the 120th day prior to the date of the 2015 Annual Meeting and not later than (i) the close of business on the 90th day prior to the date of the 2015 Annual Meeting or (ii) the tenth day following the day on which the public announcement of the date of the 2015 Annual Meeting is first made.

With respect to stockholder proposals not included in our proxy statement for the 2015 Annual Meeting, the persons named in the Board’s proxy for the 2015 Annual Meeting will be entitled to exercise the discretionary voting power conferred by such proxy under the circumstances specified in Rule 14a04© under the Exchange Act.

OTHER INFORMATION

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K can be obtained free of charge upon request to GNC Holdings, Inc., 300 Sixth Avenue, Pittsburgh, Pennsylvania, 15222, Attention: Secretary.

GNC HOLDINGS, INC. 300 SIXTH AVENUE PITTSBURGH, PA 15222

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59

P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:	All	All	Except
	☐	☐	☐

1. Election of Directors Nominees

01 Jeffrey P. Berger	02 Alan D. Feldman	03 Joseph M. Fortunato		04 Michael F. Hines	05 Amy B. Lane
06 Philip E. Mallott	07 Robert F. Moran	08 C. Scott O’Hara		09 Richard J. Wallace

The Board of Directors recommends you vote FOR proposals 2 and 3				For	Against	Abstain
2 The ratification of the appointment of PricewaterhouseCoopers LLP as independent auditors for the Company’s 2014 fiscal year				☐	☐	☐

3 The approval, by non-binding vote, of the compensation paid to the Company’s named executive officers in 2013, as disclosed in the proxy materials				☐	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at  www.proxyvote.com .

GNC HOLDINGS, INC. Annual

Meeting of Stockholders May 22,

2014 8:00 AM ET

This proxy is solicited by the Board of Directors

The Stockholder(s) hereby appoint(s), Michael M. Nuzzo and Gerald J. Stubenhofer, Jr. or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and vote, as designated on the reverse side of this ballot, all of the shares of common stock of GNC HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM ET, on May 22, 2014, at Omni William Penn Hotel, 530 William Penn Place, Pittsburgh, Pennsylvania 15219, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side